Exhibit 2.2

Execution Version

ROLLOVER AGREEMENT

This ROLLOVER AGREEMENT (this “Agreement”), dated as of February 21, 2021, among GEPIF III Crown Bidco L.P., a Cayman Islands exempted limited partnership (“Parent”), GasLog Ltd., a Bermuda exempted company (the “Company”), and the Persons executing this Agreement as “Rolling Shareholders” on the signature page hereto (each a “Rolling Shareholder” and collectively, the “Rolling Shareholders”).

WHEREAS, concurrently with the execution and delivery of this Agreement, the Company, Parent and GEPIF III Crown MergerCo Limited, a Bermuda exempted company and a wholly owned Subsidiary of Parent (“Merger Sub”), are entering into an Agreement and Plan of Merger (as the same may be amended, restated or supplemented from time to time in accordance with its terms, the “Merger Agreement”), providing for, among other things, the merger of Merger Sub with and into the Company, with the Company surviving such merger (the “Merger”);

WHEREAS, as of the date hereof, each Rolling Shareholder is the “beneficial owner” (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (collectively, the “Exchange Act”)) of and is entitled to dispose and vote (a) the number of common shares, par value $0.01 per share, of the Company (“Common Shares”) set forth on Exhibit A hereto (with respect to such Rolling Shareholder, the “Rollover Shares”) and (b) the number of the Company’s 8.75% Series A Cumulative Redeemable Perpetual Preference Shares, par value $0.01 per share (the “Preference Shares”) set forth on Exhibit A hereto (with respect to such Rolling Shareholder, the “Owned Preference Shares” and, together with the Rollover Shares and any additional Common Shares and Preference Shares of which such Rolling Shareholder becomes the “beneficial owner” after the date hereof and during the term of this Agreement in accordance with this Agreement, without duplication, the “Owned Shares”);

WHEREAS, notwithstanding that the Merger will result in the issued and outstanding Common Shares held by the Public Shareholders being canceled and converted into the right to receive the Merger Consideration in accordance with the terms of the Merger Agreement, Parent, the Company and the Rolling Shareholders intend for the Rollover Shares to remain outstanding following, and to not be affected by, the Merger; and

WHEREAS, at and effective upon the Closing, Parent, the Company and certain Rolling Shareholders intend to enter into a shareholder agreement, in the form attached hereto as Exhibit B (the “Shareholder Agreement”).

NOW, THEREFORE, as a condition and inducement to the willingness of Parent and Merger Sub to enter into the Merger Agreement, and in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement, the parties hereto, intending to be legally bound hereby, agree as follows:

ARTICLE I

Definitions; Interpretation

Section 1.01          Definitions. Capitalized terms used but not defined herein shall have the meanings given to such terms in the Merger Agreement.

Section 1.02          Interpretation.

(a) When a reference is made in this Agreement to an Article, a Section or an Exhibit, such reference shall be to an Article of, a Section of, or an Exhibit to, this Agreement unless otherwise indicated.  The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.  Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”.  The words “hereof”, “herein”, “hereto” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.  The words “date hereof” when used in this Agreement shall refer to the date of this Agreement.  The terms “or”, “any” and “either” are not exclusive.  The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”.  The word “will” shall be construed to have the same meaning and effect as the word “shall”.  All terms defined in this Agreement shall have the defined meanings when used in any document made or delivered pursuant hereto unless otherwise defined therein.  The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term.  Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein.  Unless otherwise specifically indicated, all references to “dollars” or “$” shall refer to the lawful money of the United States.  References to a Person are also to its permitted assigns and successors.

(b) The parties hereto have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party hereto by virtue of the authorship of any provision of this Agreement.

ARTICLE II

Rollover

Section 2.01          Rollover.  Each Rolling Shareholder agrees that, in accordance with the terms of the Merger Agreement and by virtue of the occurrence of the Merger, (a) each Rollover Share that is issued and outstanding prior to the Effective Time and owned by it shall remain outstanding as one duly authorized, validly issued, fully paid and nonassessable Surviving

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Company Share and (b) each Preference Share that is issued and outstanding prior to the Effective Time and owned by it shall remain outstanding as a Surviving Company Preference Share.  Each Rolling Shareholder hereby waives any claim that it should be entitled to receive the Merger Consideration for the Rollover Shares, including any claim that the Rollover Shares should be or have been converted in the Merger into the right to receive the Merger Consideration.

Section 2.02        Waiver of Appraisal Rights.  To the fullest extent permitted by applicable Law, each Rolling Shareholder hereby waives, and shall cause to be waived, any rights of appraisal or rights to dissent from the Merger or the other transactions contemplated by the Merger that such Rolling Shareholder may have under applicable Law.

Section 2.03       Shareholder Agreement.  In connection with the transactions contemplated by this Agreement and the Merger Agreement, concurrently with the Closing, Parent, the Company and each of Blenheim Holdings Ltd., Olympic LNG Investments Ltd. and Blenheim Special Investments Holding Ltd. agree to execute and deliver a counterpart signature page to the Shareholder Agreement.

ARTICLE III

Representations and Warranties of Each Rolling Shareholder

Each Rolling Shareholder hereby represents and warrants, severally and not jointly, to Parent and the Company that:

Section 3.01         Organization.  Such Rolling Shareholder is duly incorporated or organized, validly existing and in good standing (where such concept is recognized under applicable Law) under the Laws of the jurisdiction of its incorporation or organization.

Section 3.02        Ownership of Owned Shares.  Such Rolling Shareholder is the beneficial owner of, and has good and marketable title to, the Owned Shares, free and clear of all Liens, except for any Liens created by this Agreement or those imposed by applicable securities Laws or as disclosed under Amendment No. 9 to Schedule 13D with respect to the Company filed by Peter G. Livanos, Blenheim Holdings Ltd. and Ceres Shipping Ltd. on January 11, 2021 (the “Blenheim 13D/A”).  As of the date of this Agreement, such Rolling Shareholder does not beneficially own (within the meaning of Section 13 of the Exchange Act) any Common Shares, Preference Shares or any other Company Securities, other than the Owned Shares.  Such Rolling Shareholder has the sole right to vote the Owned Shares, and, except as contemplated by this Agreement, none of the Owned Shares are subject to any voting trust or other agreement with respect to the voting of the Owned Shares.  Such Rolling Shareholder has the sole right to dispose of the Owned Shares with no restrictions, subject to applicable securities Laws on its rights of disposition of the Owned Shares, other than as disclosed under the Blenheim 13D/A.  As of the date of this Agreement, except (a) as contemplated by this Agreement, (b) for the Company’s ability to redeem the Preference Shares in accordance with the Company Organizational Documents, and (c) as disclosed under the Blenheim 13D/A, (i) there are no agreements or arrangements of any kind, contingent or otherwise, obligating such Rolling Shareholder to sell, transfer, pledge, assign or otherwise dispose of (collectively, “Transfer”) or cause to be Transferred any Owned Shares or

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otherwise relating to the Transfer of any Owned Shares and (ii) no Person has any contractual or other right or obligation to purchase or otherwise acquire any of such Owned Shares.

Section 3.03         Authority; Execution and Delivery; Enforceability.  Such Rolling Shareholder has all necessary power and authority to execute and deliver this Agreement and to perform its obligations hereunder.  The execution and delivery by such Rolling Shareholder of this Agreement and the performance by such Rolling Shareholder of its obligations hereunder have been duly authorized and approved by all requisite action, and no other action on the part of such Rolling Shareholder is necessary to authorize the execution and delivery of this Agreement or the performance by such Rolling Shareholder of its obligations hereunder.  This Agreement has been duly executed and delivered by such Rolling Shareholder and, assuming due authorization, execution and delivery hereof by Parent and the Company, constitutes a legal, valid and binding obligation of such Rolling Shareholder, enforceable against such Rolling Shareholder in accordance with its terms, except that such enforceability may be limited by and is subject to the Bankruptcy and Equity Exception.

Section 3.04          No Conflicts; Governmental Approvals.

(a)          Neither the execution and delivery of this Agreement by such Rolling Shareholder, nor the performance or compliance by such Rolling Shareholder with any of the terms or provisions hereof, will (i) conflict with or violate any provision of the organizational documents of such Rolling Shareholder or (ii) assuming that the actions described in Section 3.04(b) have been completed prior to the Effective Time, (x) violate any Law or Judgment applicable to such Rolling Shareholder, (y) violate or constitute a default under (with or without notice or lapse of time or both) any of the terms, conditions or provisions of any Contract to which such Rolling Shareholder is a party or bound, or give rise to any right to terminate, cancel, amend, modify or accelerate such Rolling Shareholder’s rights or obligations under any such Contract, or give rise to any right of first refusal, preemptive right, tag-along right, transfer right or other similar right of any other party to a Contract to which such Rolling Shareholder is a party or bound or (z) result in the creation of any Lien on any properties or assets of such Rolling Shareholder (including the Owned Shares), except, in the case of clause (ii), as would not reasonably be expected to have a material adverse effect on the ability of such Rolling Shareholder to perform its obligations hereunder.

(b)        No Consent of, or filing, declaration or registration with, any Governmental Authority is necessary for the execution and delivery of this Agreement by such Rolling Shareholder or the performance by such Rolling Shareholder of its obligations hereunder, other than as set forth in Section 3.04 of the Merger Agreement and filings with the SEC under the Exchange Act and such reports under, and such other compliance with, the Exchange Act as may be required in connection with this Agreement and the transactions contemplated by this Agreement.

Section 3.05        Litigation.  As of the date of this Agreement, there is no pending or, to the knowledge of such Rolling Shareholder, threatened in writing, legal or administrative proceeding, suit, arbitration or action or, to the knowledge of such Rolling Shareholder, investigation, against such Rolling Shareholder, that, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on the ability of such Rolling Shareholder to perform

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its obligations hereunder.  As of the date of this Agreement, there is no outstanding Judgment imposed upon such Rolling Shareholder that, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on the ability of such Rolling Shareholder to perform its obligations hereunder.

Section 3.06         Accredited Investor; Investment Intent.  Such Rolling Shareholder is an “accredited investor” (as such term is defined in Regulation D under the Securities Act), with such knowledge and experience in financial and business matters as are necessary in order to evaluate the merits and risks of an investment in the Surviving Company Shares.  Such Rolling Shareholder is retaining the Surviving Company Shares solely for its own account, for investment and not with a view toward resale or other distribution in violation of applicable securities Laws.

Section 3.07       Advisors.  Each Rolling Shareholder has carefully considered and has, to the extent such Rolling Shareholder believes such discussion necessary, discussed with such Rolling Shareholder’s own legal, tax, accounting and financial advisors the transactions contemplated by this Agreement and the Merger Agreement in light of such Rolling Shareholder’s particular tax, financial and other situation, and has made its own determination regarding the transactions contemplated by this Agreement and the Merger Agreement.

ARTICLE IV

Representations and Warranties of Parent

Parent hereby represents and warrants to the Rolling Shareholders and the Company that:

Section 4.01          Organization.  Parent is an exempted limited partnership duly organized, validly existing and in good standing under the Laws of the Cayman Islands.

Section 4.02       Authority; Execution and Delivery; Enforceability.  Parent has all necessary power and authority to execute and deliver this Agreement and to perform its obligations hereunder.  The execution and delivery by Parent of this Agreement and the performance by Parent of its obligations hereunder have been duly authorized and approved by all requisite action, and no other action on the part of Parent is necessary to authorize the execution and delivery of this Agreement or the performance by Parent of its obligations hereunder.  This Agreement has been duly executed and delivered by Parent and, assuming due authorization, execution and delivery hereof by the Rolling Shareholders and the Company, constitutes a legal, valid and binding obligation of Parent, enforceable against Parent in accordance with its terms, except that such enforceability may be limited by and is subject to the Bankruptcy and Equity Exception.

Section 4.03          No Conflicts; Governmental Approvals.

(a)          Neither the execution and delivery of this Agreement by Parent, nor the performance or compliance by Parent with any of the terms or provisions hereof, will (i) conflict with or violate any provision of the organizational documents of Parent or (ii) assuming that the actions described in Section 4.03(b) have been completed prior to or promptly after the Effective Time, (x) violate any Law or Judgment applicable to Parent, (y) violate or constitute a default under (with or without notice or lapse of time or both) any of the terms, conditions or provisions of any Contract to which Parent is a party or bound, or give rise to any right to terminate, cancel,

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amend, modify or accelerate Parent’s rights or obligations under any such Contract, or give rise to any right of first refusal, preemptive right, tag-along right, transfer right or other similar right of any other party to a Contract to which Parent is a party or bound or (z) result in the creation of any Lien on any properties or assets of Parent, except, in the case of clause (ii), as would not reasonably be expected to have a material adverse effect on the ability of Parent to perform its obligations hereunder.

(b)         Except as set forth in Section 4.03 of the Merger Agreement, no Consent of, or filing, declaration or registration with, any Governmental Authority is necessary for the execution and delivery of this Agreement by Parent or the performance by Parent of its obligations hereunder.

ARTICLE V

Covenants of Rolling Shareholders

Section 5.01         Agreement to Vote.

(a)          Each Rolling Shareholder agrees and hereby undertakes that at the Company Shareholders Meeting or at any other meeting of the shareholders of the Company called to seek approval of and adoption by such shareholders with respect to the Merger Agreement, the Statutory Merger Agreement or the Merger and the other Transactions, and at every adjournment or postponement thereof, and on every action or approval by written consent of the shareholders of the Company with respect thereto, (i) in the case of any such meeting of the shareholders of the Company, such Rolling Shareholder shall appear at any such meeting or otherwise cause the Owned Shares to be counted as present thereat for the purpose of establishing a quorum, (ii) such Rolling Shareholder shall vote or cause to be voted, and when a written consent is proposed, respond to each request for written consent and consent, all Owned Shares in favor of approving and adopting the Merger Agreement, the Statutory Merger Agreement, the Merger and any other actions contemplated by the Merger Agreement or the Statutory Merger Agreement in respect of which shareholder approval is requested or required and for any other matters necessary or reasonably requested by the Company for consummation of the Merger and the other Transactions, (iii) such Rolling Shareholder shall vote or cause to be voted, and when a written consent is proposed, respond to each request for written consent and consent, the Owned Shares in favor of any proposal by the Company to adjourn or postpone such meeting to a later date if there are not sufficient votes to approve and adopt the Merger Agreement, the Merger and the other Transactions, (iv) such Rolling Shareholder shall vote or cause to be voted, and when a written consent is proposed, respond to each request for written consent and consent (or not respond and consent in the event such consent is seeking approval for rather than against), the Owned Shares against any Takeover Proposal, or any other proposal made in opposition to, in competition with, or inconsistent with the Merger Agreement, the Merger or the other Transactions, and (v) such Rolling Shareholder shall vote or cause to be voted, and when a written consent is proposed, respond to each request for written consent and consent (or not respond and consent in the event such consent is seeking approval for rather than against), the Owned Shares against any other action or agreement that would reasonably be expected to (A) result in a breach of any representation, warranty, covenant or other obligation or agreement of the Company under the Merger Agreement, (B) result in the conditions of the consummation of the Merger under

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Article VI of the Merger Agreement not being fulfilled or (C) impede, frustrate, interfere with, delay, postpone or adversely affect the Merger and the other Transactions.  For the avoidance of doubt, each Rolling Shareholder shall retain at all times the right to vote any Owned Shares in such Rolling Shareholder’s sole discretion, and without any other limitation, on any matters other than those explicitly set forth in this Section 5.01 that are at any time or from time to time presented for consideration to the shareholders of the Company.

(b)          Each Rolling Shareholder hereby covenants and agrees that it shall not enter into any agreement or undertaking, and shall not commit or agree to take any action, that would restrict or interfere with such Rolling Shareholder’s obligations pursuant to this Agreement.

(c)          Nothing contained in this Agreement shall be deemed to vest in Parent any direct or indirect ownership or incidence of ownership of or with respect to any Owned Shares.  All rights, ownership and economic benefits of and relating to the Owned Shares shall remain vested in and belong to the applicable Rolling Shareholder.

Section 5.02          Transfer and Other Restrictions.

(a)          Until the Effective Time or, if earlier, the termination of this Agreement or the Merger Agreement in accordance with their respective terms, the Rolling Shareholders shall not, and shall cause their respective Affiliates not to, directly or indirectly, (i) Transfer, or enter into any Contract, option or other arrangement or understanding with respect to the Transfer of, any Owned Shares to any Person, (ii) deposit or permit the deposit of any Owned Shares into a voting trust or enter into any voting arrangement, whether by proxy, voting agreement or otherwise, or grant a proxy or power of attorney with respect to any Owned Shares or create or permit to exist any Lien, except as may be imposed pursuant to this Agreement or any applicable restrictions on transfer under the Securities Act or other applicable securities Laws or (iii) acquire beneficial (as defined in Rule 13d-3 under the Exchange Act) or record ownership of any additional Common Shares, Preference Shares or any other Company Securities; provided that nothing in this Section 5.02(a) shall prohibit Transfers or acquisitions of Common Shares, Preference Shares or any other Company Securities solely to the extent contemplated by Section 5.02(b).

(b)          Notwithstanding anything to the contrary herein, prior to the record date set for the Company Shareholders Meeting, (i) each of Falconera Navigation Inc., Chiara Holdings Inc., Maple Tree Holdings Ltd., Ash Tree SA, Acer Tree SA, Thatcher Investments Limited, Eleanor Investments Holdings, Nelson Equity Limited, JP Jones Holdings Limited (collectively, the “Blenheim Rolling Shareholders”) shall Transfer to Blenheim Special Investments Holding Ltd. (“Blenheim Special Investments”), and Blenheim Special Investments shall acquire from such Blenheim Rolling Shareholder, such Blenheim Rolling Shareholder’s Rollover Shares and Owned Preference Shares and (ii) Blenheim Special Investments may acquire from each of Bruce Blythe, Aspen Tree Inc., Monhegetti Transport Inc., Dimitris Kolias and Stray Shipping Investments (each, solely to the extent that such Person Transfers the Common Shares owned by such Person to Blenheim Special Investments prior to the record date set for the Company Shareholders Meeting, an “Additional Rolling Shareholder” and, collectively, the “Additional Rolling Shareholders”), all of the Common Shares owned by such Additional Rolling Shareholders (which amounts are set forth on Section 3.02(f) of the Company Disclosure Letter); provided that in no

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event shall any such Transfer be made to the extent that such Transfer would result in the Rolling Shareholders owning, collectively, in excess of 52,625,102 Common Shares.

Section 5.03         No−Solicitation.  Until the Effective Time or, if earlier, the termination of this Agreement or the Merger Agreement in accordance with their respective terms, the Rolling Shareholders shall not, and shall cause their respective officers, employees and directors not to, and shall use their reasonable best efforts to cause their other Representatives and Affiliates not to, directly or indirectly, (a) solicit, initiate or knowingly encourage or knowingly facilitate the making of a Takeover Proposal, (b) engage in or otherwise participate in any discussions or negotiations regarding, or furnish to any other Person any non-public information or access to its properties or assets for the purpose of encouraging or facilitating, a Takeover Proposal or (c) enter into any Company Acquisition Agreement.  Notwithstanding the foregoing or any other provision of this Agreement to the contrary, the Rolling Shareholders, their Affiliates and their respective Representatives may furnish information to, and engage and participate in discussions or negotiations with, a Person or group of Persons making a Takeover Proposal to the same extent that the Company is permitted to do so pursuant to Section 5.02 of the Merger Agreement.

Section 5.04         Share Dividends, etc.  If between the date of this Agreement and the Effective Time any class of the issued and outstanding share capital of the Company shall have been changed into a different number of shares or a different class by reason of the occurrence or record date of any share dividend, subdivision, reclassification, recapitalization, split, combination, exchange of shares or similar transaction, the terms “Owned Shares” and “Rollover Shares” shall be appropriately adjusted to reflect such share dividend, subdivision, reclassification, recapitalization, split, combination, exchange of shares or similar transaction.

Section 5.05          Disclosure.

(a)         Each Rolling Shareholder agrees to promptly furnish to Parent and the Company all information concerning itself as may be reasonably requested by Parent or the Company in connection with the preparation, filing and distribution of the Schedule 13E-3 (including any amendment or supplement thereto, the Proxy Statement included therein and any document incorporated by reference therein) and the resolution of comments with respect thereto from the SEC.  Each Rolling Shareholder agrees that none of the information supplied or to be supplied by it expressly for inclusion or incorporation by reference in the Proxy Statement, the Schedule 13E-3 or any other documents filed or to be filed with the SEC in connection with the Transactions will, as of the time such documents (or any amendment thereof or supplement thereto) are filed with the SEC or mailed to the Company’s shareholders and at the time of the Company Shareholders Meeting, contain any untrue statement of a material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that no representation, warranty, covenant or agreement is made by any Rolling Shareholder with respect to information supplied by any other Rolling Shareholder or any of the Parent or the Company for inclusion or incorporation by reference in the Proxy Statement or Schedule 13E-3, as applicable.

(b)          The Rolling Shareholders hereby authorize the Company, Parent and Merger Sub to publish and disclose in any announcement or disclosure required by the SEC, and

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in the Schedule 13E-3 and the Proxy Statement, this Agreement, each Rolling Shareholder’s identity and ownership of the Rollover Shares and the nature of each Rolling Shareholder’s obligations under this Agreement.  Parent hereby authorizes the Company and each Rolling Shareholder to disclose, in any disclosure required by any Governmental Authority, this Agreement, Parent’s identity and the nature of Parent’s obligations under this Agreement.

Section 5.06         Fiduciary Responsibilities.  Notwithstanding any provision of this Agreement to the contrary, this Agreement shall apply to each Rolling Shareholder solely in its capacity as a holder of Common Shares and not in any other capacity, and nothing in this Agreement shall limit, restrict or affect the rights and obligations of any officer, director or designee of the Rolling Shareholders or their Affiliates from taking any action in his or her capacity as a director, officer or employee of the Company, whether in connection with the Merger Agreement or otherwise, and no action or omissions by any such Persons in his or her capacity as a director, officer or employee of the Company shall be deemed to constitute a breach of any provision of this Agreement.

Section 5.07        No Legal Action.  Each Rolling Shareholder shall not, and shall cause its officers, employees and directors not to, and shall use reasonable best efforts to cause its other Representatives not to, bring, commence, institute, maintain, prosecute or voluntarily aid any Action which (a) challenges the validity of or seeks to enjoin the operation of any provision of this Agreement or the Merger Agreement or (b) alleges that the execution and delivery of this Agreement by such Rolling Shareholder (or its performance hereunder) or the Merger Agreement by the Company breaches any fiduciary duty of the Company Board (or any member thereof) or any duty that such Rolling Shareholder has (or may be alleged to have) to the Company or to the other shareholders of the Company.

Section 5.08         Notice of Certain Events.  Each Rolling Shareholder shall notify Parent in writing promptly of (a) any fact, event or circumstance that would cause, or would reasonably be expected to cause or constitute, a breach of the representations, warranties or covenants of such Rolling Shareholder under this Agreement or (b) the receipt by such Rolling Shareholder of any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with this Agreement or the Merger Agreement.

Section 5.09       Taxes.  Until the Effective Time or, if earlier, the termination of this Agreement or the Merger Agreement in accordance with their respective terms, the Rolling Shareholders shall, consistent with past practice and to the extent not prohibited by applicable Law, provide the Company with such documentation as may be necessary for the Company to establish its eligibility to claim an exclusion from gross income under Section 883 of the Code for all income described in Section 883(a)(1) of the Code.

Section 5.10         Registration Rights Agreement.  In connection with the transactions contemplated by this Agreement and the Merger Agreement, (a) each of the shareholders party to that certain Registration Rights Agreement, dated as of April 4, 2012 (the “2012 Registration Rights Agreement”), by and among the Company, Blenheim Holdings Ltd., Peter G. Livanos and Olympic LNG Investments Ltd., hereby waives any and all rights under the 2012 Registration Rights Agreement and (ii) the Company and each of Blenheim Holdings Ltd., Peter G. Livanos and Olympic LNG Investments Ltd. shall take all actions necessary to cause the termination of the

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2012 Registration Rights Agreement concurrently with, and effective as of, the Closing and shall deliver to Parent documentation in form and substance reasonably satisfactory to Parent evidencing such termination.

Section 5.11        Expenses.  Notwithstanding anything to the contrary in this Agreement or any other agreement or understanding between any of the Rolling Shareholders and the Company, each of the Rolling Shareholders and the Company agree that, without the prior written consent of Parent, in no event shall the Company pay or reimburse, or be obligated to pay or reimburse, the Rolling Shareholders for any fees or expenses incurred in connection with this Agreement and the transactions contemplated hereby (which fees and expenses must be reasonable and documented), excluding fees incurred in connection with the Project Crown Management Equity Memorandum of Understanding, dated as of February 21, 2021, by and between Parent and the Company, in excess of $350,000 in the aggregate.

ARTICLE VI

General Provisions

Section 6.01         Notices.  All notices, requests and other communications to any party hereunder shall be in writing and shall be deemed given if delivered personally, emailed (to the extent that no “bounce back” or similar message indicating non-delivery is received with respect thereto) or sent by overnight courier (providing proof of delivery) to the parties at the following addresses:

If to Parent, to:

c/o Global Energy & Power Infrastructure Funds One Lafayette Place Greenwich, CT 06830 Attention: Matt Raben Email: matthew.raben@blackrock.com with copies (which shall not constitute notice) to:

BlackRock, Inc. Office of the General Counsel 40 East 52nd Street, 19th floor New York, NY 10022 Attention: Jelena Napolitano Email: legaltransactions@blackrock.com

and

Simpson Thacher & Bartlett LLP 600 Travis Street, Suite 5400 Houston, Texas 77002

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Attention: Chris May Email: cmay@stblaw.com

If to Olympic LNG Investments Ltd, to:

Name: c/o ASOFIN AE Address: Zefyrou 8 Pal. Faliro 17564 Athens Greece Attention: Michael Gialouris E-mail: mgg@asofin.eu

If to any other Rolling Shareholder, to

Name:        Blenheim Holdings Ltd
                   Blenheim Special Investments Holding Ltd
                   c/o Ceres Monaco SAM

Address:    Gildo Pastor Centre
                  7 Rue du Gabian
                  MC98000 Monte Carlo
                  Principality of Monaco

Attention:  Ilias Iliopoulos
E-mail:      iai@cereslog.com

Attention:  Athanasios Thanopoulos
E-mail:       tt@cereslog.com

with a copy (which shall not constitute notice) to:

Linklaters LLP One Silk Street, London EC2Y 8HQ United Kingdom Attention: Owen Clay Email: owen.clay@linklaters.com

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If to the Company, to:

GasLog Ltd. c/o GasLog LNG Services Ltd. 69 Akti Miaouli 18537 Piraeus Greece Attention: Alexandros Laios, General Counsel Email: alaios@gaslogltd.com with copies (which shall not constitute notice) to:

Cravath, Swaine & Moore LLP
Worldwide Plaza
825 Eighth Avenue
New York, NY 10019
U.S.A.

Attention:  Erik R. Tavzel
Email:        etavzel@cravath.com

Attention:   D. Scott Bennett
Email:        sbennett@cravath.com

Attention:  Andrew C. Elken
Email:        aelken@cravath.com

or such other address or email address as such party may hereafter specify by like notice to the other parties hereto.  All such notices, requests and other communications shall be deemed received on the date of actual receipt by the recipient thereof if received prior to 5:00 p.m. local time in the place of receipt and such day is a business day in the place of receipt.  Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding business day in the place of receipt.

Section 6.02         Severability.  If any term or other provision of this Agreement is finally determined by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced by any applicable Law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner adverse to any party or such party waives its rights under this Section 6.02 with respect thereto.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable Law in an acceptable manner to the end that the transactions contemplated by this Agreement are fulfilled to the extent possible.
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Section 6.03         Counterparts.  This Agreement may be executed in one or more counterparts (including by facsimile, PDF or electronic signature), each of which shall be deemed to be an original but all of which taken together shall constitute one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties hereto and delivered to the other parties hereto.

Section 6.04         Entire Agreement; No Third Party Beneficiaries.  This Agreement, together with the Exhibits attached hereto, the Merger Agreement, the Company Disclosure Letter, the Parent Disclosure Letter, the Confidentiality Agreement, the Equity Commitment Letter and the Guarantee, constitutes the entire agreement, and supersedes all other prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof and thereof.  This Agreement is not intended to and shall not confer upon any Person other than the parties hereto any rights or remedies hereunder.

Section 6.05          Governing Law.

(a)          This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware applicable to contracts executed in and to be performed entirely within that state, regardless of the laws that might otherwise govern under any applicable conflict of laws principles, except to the extent the provisions of the laws of Bermuda are mandatorily applicable thereto.  The parties hereto hereby irrevocably (i) submit to the jurisdiction and venue of the Bermuda courts in any Actions arising out of or relating to this Agreement or the Transactions, (ii) waive the defense of an inconvenient forum or lack of jurisdiction to the maintenance of any such Action and (iii) agree to not attempt to deny or defeat such jurisdiction by motion or otherwise request for leave from any such court.  The consents to jurisdiction set forth in this Section 6.05(a) shall not constitute general consents to service of process in Bermuda and shall have no effect for any purpose except as provided in this Section 6.05(a) and shall not be deemed to confer rights on any Person other than the parties hereto.  Each party hereto agrees that service of process upon such party in any Action arising out of or relating to this Agreement shall be effective if notice is given by overnight courier at the address set forth in Section 6.01 of this Agreement.  The parties hereto agree that a final judgment in any such Action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law; provided, however, that nothing contained in the foregoing shall restrict any party’s rights to seek any post-judgment relief regarding, or any appeal from, a final trial court judgment.

(b)         EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.  EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD

13

NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVER, (III) IT MAKES SUCH WAIVER VOLUNTARILY AND (IV) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 6.05(b).

Section 6.06         Assignment.  Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, by operation of Law or otherwise, by (a) Parent without the prior written consent of the Company and a majority (in terms of aggregate voting power) of the Rollover Shares, (b) any Rolling Shareholders without the prior written consent of the Company and Parent or (c) the Company without the prior written consent of Parent and a majority (in terms of aggregate voting power) of the Rollover Shares; provided, that any such assignment shall not relieve such party of its obligations hereunder.  Subject to the immediately preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and permitted assigns.  Any purported assignment not permitted under this Section 6.06 shall be null and void.

Section 6.07          Specific Enforcement.  The parties hereto agree that irreparable damage for which monetary relief, even if available, would not be an adequate remedy, would occur in the event that any provision of this Agreement is not performed in accordance with its specific terms or is otherwise breached.  The parties acknowledge and agree that the parties shall be entitled to an injunction or injunctions, specific performance or other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in the courts described in Section 6.05(a) without proof of damages or otherwise, this being in addition to any other remedy to which they are entitled under this Agreement.  The parties hereto agree not to assert that a remedy of specific enforcement is unenforceable, invalid, contrary to Law or inequitable for any reason, and not to assert that a remedy of monetary damages would provide an adequate remedy or that the parties otherwise have an adequate remedy at law.  The parties hereto acknowledge and agree that any party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in accordance with this Section 6.07 shall not be required to provide any bond or other security in connection with any such order or injunction.

Section 6.08         Amendment; Waiver.  At any time prior to the Effective Time, this Agreement may be amended or supplemented in any and all respects only by written agreement of the parties hereto.  No failure or delay by the Company, the Rolling Shareholders or Parent in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right hereunder.  Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

Section 6.09         Termination.  This Agreement and all obligations of the parties hereto hereunder shall automatically terminate, without further action by any party hereto, upon the earliest of (a) the Effective Time, (b) the termination of the Merger Agreement in accordance with its terms, (c) with respect to any Rolling Shareholder, the entry without the prior written consent of such Rolling Shareholder into any amendment or modification to the original unamended Merger Agreement that would have the effect of (i) any Rollover Share owned by such Rolling

14

Shareholder immediately prior to the Effective Time not remaining outstanding as one duly authorized, validly issued, fully paid and nonassessable Surviving Company Share immediately following the Effective Time or (ii) increasing the total number of Surviving Company Shares that will be outstanding immediately following the Effective Time, and (d) with respect to any Rolling Shareholder, the mutual written agreement of such Rolling Shareholder, the Company and Parent.  In the event of any such termination of this Agreement, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of Parent or the applicable Rolling Shareholders, other than liability for any Willful Breach (as defined below) of this Agreement prior to such termination; provided that the provisions set forth in Article VI shall survive the termination of this Agreement. For purposes of this Agreement, a “Willful Breach” means a material breach of, or failure to perform any of the covenants or other agreements contained in, this Agreement that is a consequence of an act or failure to act by the breaching or non-performing party with actual knowledge, or knowledge that a Person acting reasonably under the circumstances should have, that such party’s act or failure to act (including acts or failures to act by a party’s Representative at the direction of such party) would, or would reasonably be expected to, result in or constitute a breach of or failure of performance under this Agreement.

[Signature Page Follows]

15

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement, all as of the date first written above.

GEPIF III CROWN BIDCO L.P.

By:	GEPIF III (GenPar), LLC, its general partner

By:	/s/ James Berner
	Name:	James Berner
	Title:	Managing Director

[Signature Page to Rollover Agreement]

GASLOG LTD.

By:	/s/ Paul A. Wogan
	Name:	Paul A. Wogan
	Title:	Director & CEO

[Signature Page to Rollover Agreement]

Blenheim Holdings Ltd.

By:	/s/ Peter G. Livanos
	Name:	Peter G. Livanos
	Title:	Director

[Signature Page to Rollover Agreement]

Olympic LNG Investments Ltd.

By:	/s/ Anthony S. Papadimitriou
	Name:	Anthony S. Papadimitriou
	Title:	Attorney-in-Fact

[Signature Page to Rollover Agreement]

Blenheim Special Investments Holding Ltd.

By:	/s/ Peter G. Livanos
	Name:	Peter G. Livanos
	Title:	Attorney-in-Fact

[Signature Page to Rollover Agreement]

Falconera Navigation Inc.

By:	/s/ Peter G. Livanos
	Name:	Peter G. Livanos
	Title:	Director

[Signature Page to Rollover Agreement]

Chiara Holdings Inc.

By:	/s/ Peter G. Livanos
	Name:	Peter G. Livanos
	Title:	Director

[Signature Page to Rollover Agreement]

Maple Tree Holdings Ltd.

By:	/s/ Peter G. Livanos
	Name:	Peter G. Livanos
	Title:	Attorney-in-Fact

[Signature Page to Rollover Agreement]

Ash Tree SA

By:	/s/ Peter G. Livanos
	Name:	Peter G. Livanos
	Title:	Director

[Signature Page to Rollover Agreement]

Acer Tree SA

By:	/s/ Peter G. Livanos
	Name:	Peter G. Livanos
	Title:	Director

[Signature Page to Rollover Agreement]

Thatcher Investments Limited

By:	/s/ Peter G. Livanos
	Name:	Peter G. Livanos
	Title:	Director

[Signature Page to Rollover Agreement]

Eleanor Investments Holdings

By:	/s/ Peter G. Livanos
	Name:	Peter G. Livanos
	Title:	Director

[Signature Page to Rollover Agreement]

Nelson Equity Limited

By:	/s/ Peter G. Livanos
	Name:	Peter G. Livanos
	Title:	Director

[Signature Page to Rollover Agreement]

JP Jones Holdings Limited

By:	/s/ Peter G. Livanos
	Name:	Peter G. Livanos
	Title:	Director

[Signature Page to Rollover Agreement]

Exhibit A

Rolling Shareholder	Number of Common Shares	Number of Preference Shares
Blenheim Holdings Ltd.	30,800,000	0
Olympic LNG Investments Ltd.	11,164,904	0
Blenheim Special Investments Holding Ltd.	0[1]	0
Falconera Navigation Inc.*	2,602,000	0
Chiara Holdings Inc.*	181,000	9,366
Maple Tree Holdings Ltd.*	2,239,044	0
Ash Tree SA*	890,000	0
Acer Tree SA*	214,500	0
Thatcher Investments Limited*	623,250	0
Eleanor Investments Holdings*	623,250	0
Nelson Equity Limited*	623,250	0
JP Jones Holdings Limited*	623,250	0
Total (Rolling Shareholders)	50,584,448	9,366

1 Does not include Common Shares to be Transferred by the shareholders indicated with an * to Blenheim Special Investments Holding Ltd. pursuant to Section 5.02(b).  Also does not include 1,200,000 Common Shares held by Bruce Blythe, 338,706 Common Shares held by Jean Haramis, 260,998 Common Shares held by Monhegetti Transport Inc., 217,000 Common Shares held by Dimitris Kolias and 23,950 Common Shares held by Stray Shipping Investments, all of which will be Transferred to Blenheim Special Investments Holding Ltd. pursuant to Section 5.02(b).

Additional Rolling Shareholder	Number of Common Shares	Number of Preference Shares
Bruce Blythe	1,200,000	0
Jean Haramis	338,706	0
Monhegetti Transport Inc.	260,998	0
Dimitris Kolias	217,000	0
Stray Shipping Investments	23,950	0
Total (Additional Rolling Shareholders)	2,040,654	0
Total	52,625,102	9,366

Exhibit B

Execution Version

SHAREHOLDERS’ AGREEMENT

By and Among

GEPIF III Crown Bidco L.P.,

BLENHEIM HOLDINGS LTD,

BLENHEIM SPECIAL INVESTMENTS HOLDING LTD,

OLYMPIC LNG INVESTMENTS LTD,

and

GASLOG LTD.

dated as of [●], 2021

i

Annexes

Annex A	Approval Rights of the New Investor and BHL

Schedules and Exhibits

Schedule I	Share Ownership
Schedule II	Initial Directors and New Investor Board Observer of the Company Board
Schedule III	Competitors

Exhibit A	Company Organizational Documents
Exhibit B	Form of Joinder Agreement
Exhibit C	Form of Emergency Funding Loan

ii

This SHAREHOLDERS’ AGREEMENT (this “Agreement”), dated as of [●], 2021, among GasLog Ltd., a Bermuda exempted company (the “Company”), GEPIF III Crown Bidco L.P., a Cayman Islands exempted limited partnership (the “New Investor”), and each of those existing shareholders of the Company that are listed on Schedule I (the “Existing Shareholders” and, together with the New Investor and any other shareholders of the Company who become party to this Agreement from time to time pursuant to and in accordance with the terms hereof, the “Shareholders” and each, individually, a “Shareholder”).

WHEREAS, the Company, the New Investor and GEPIF III Crown MergerCo Limited, a Bermuda exempted company (“Merger Sub”), entered into an Agreement and Plan of Merger, dated as of February 21, 2021 (the “Merger Agreement”), pursuant to which, among other things, Merger Sub merged with and into the Company, with the Company surviving such merger (the “Merger”);

WHEREAS, immediately following and as a result of the Merger, the New Investor and the Existing Shareholders beneficially own and own as of record the respective amounts of the issued and outstanding common shares, par value $0.01 per share, of the Company (“Common Shares”) set forth in Schedule I to this Agreement; and

WHEREAS, the Company and each of the Shareholders desire to enter into this Agreement to set forth certain corporate governance and other matters with respect to the Company and the Common Shares and certain other agreements between the Company and each of the Shareholders.

NOW, THEREFORE, in consideration of the premises and of the covenants and obligations hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, intending to be legally bound, the parties hereto hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.01.          Certain Defined Terms.  As used herein, the following terms shall have the following meanings:

“Acquisition Agreement” has the meaning set forth in Section 3.02(d).

“Action” means any legal or administrative proceeding, suit, investigation, arbitration or action.

“Affiliate” means, as to any Person, any other Person that, directly or indirectly, controls, or is controlled by, or is under common control with, such Person.  For this purpose, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) shall mean the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise.

“Affiliate Transaction” means any contract, agreement or transaction (including any amendment, restatement, renewal, extension, modification or termination of any existing contract, agreement or transaction) between the Company or a Subsidiary of the Company, on the one hand, and a Shareholder, an Affiliate of a Shareholder (other than the Company or any Subsidiary of the Company), or their respective employees or officers, on the other hand.

“Affiliated Fund” means, with respect to any specified Person, any Fund or co-investment vehicle that is an Affiliate of such Person or that is advised by the same investment advisor as such Person or by an Affiliate of such investment advisor or such Person.

“AFR” has the meaning set forth in Section 4.08(b).

“Agreement” has the meaning set forth in the Preamble.

“Anti-Bribery Laws” means the U.S. Foreign Corrupt Practices Act of 1977, as amended, any rules or regulations promulgated thereunder, the U.K. Bribery Act of 2010, or any other applicable Law relating to anti-bribery or anti-corruption of any jurisdiction in which the Company or any of its Subsidiaries conducts business or owns assets.

“attempted meeting” has the meaning set forth in Section 2.04(a).

“Available Cash” means, without duplication, (a) the sum of all cash and cash equivalents of the Company and its wholly-owned Subsidiaries on hand and freely distributable at the time of determination, less (b) the amount of any cash reserves that is necessary or appropriate in the reasonable discretion and good faith of the Company Board (i) to provide for the proper conduct of the business of the Company and its Subsidiaries (including reserves for future maintenance and capital expenditures, for accounting purposes and for anticipated expenses, liabilities and future credit needs of the Company or its Subsidiaries, in each case to the extent reflected in the Company’s then-applicable budget for the remaining portion of the applicable fiscal year) and (ii) to comply with applicable Law or any credit or loan agreement, security agreement, mortgage, debt instrument or other agreement or obligation to which the Company or any of its Subsidiaries is a party or by which it is bound or its assets are subject.

“BHL” means Blenheim Holdings Ltd.

“Blenheim” means BHL and BSIH together.

“Business” means the business of (a) operating an owned and bareboat fleet of vessels for the transportation of energy producing or related gases (including LNGs, hydrogen and carbon dioxide), (b) operating floating storage units and floating storage regasification units and (c) short-term storage of energy producing or related gases (including LNGs, hydrogen and carbon dioxide).

“business day” means a day except a Saturday, a Sunday or other day on which the banks in the City of New York or Bermuda are authorized or required by Law to be closed.

“BSIH” means Blenheim Special Investments Holding Ltd.

“Chairperson” has the meaning set forth in Section 2.01(c).

“Common Shares” has the meaning set forth in the Recitals.

“Company” has the meaning set forth in the Preamble.

“Company Board” has the meaning set forth in Section 2.01(a).

“Company Group” means the Company, its Subsidiaries, and any other entities controlled by the Company from time to time including, for the avoidance of doubt, any trusts and limited liability partnerships in which the Company or one of its Subsidiaries holds a controlling interest.

“Company Organizational Documents” means the Company’s Altered Memorandum of Association and Bye-Laws, as the same may be amended, restated, modified, supplemented or replaced from time to time in accordance with the terms of this Agreement.  Copies of the Company Organizational Documents in effect as of the date of this Agreement are attached hereto as Exhibit A.

“Competitor” means the Persons listed in Schedule III hereto and their respective successors, which list may be updated not more than once per calendar year, if requested by BHL, with the consent of the New Investor, such consent not to be unreasonably withheld or delayed, except that without the consent of the New Investor (which consent may be withheld in its sole discretion) such list may not be updated (i) to add more than one Person during any calendar year (unless Person(s) are removed from such list in which case (a) one Person may be proposed to be added for each Person so removed, (b) New Investor’s consent in relation to the identity of the Person to be added shall not be unreasonably withheld or delayed and (c)  BHL shall have sole discretion as to the identity of the Person(s) to be removed) or (ii) following delivery of an Offering Shareholder Notice pursuant to Section 3.02 until such time as the Transfer of the Offered Shares is consummated or the ROFO Transfer Period ends without the consummation of the Transfer of the Offered Shares; provided that the definition of “Competitor” shall not include a Fund or other financial institution solely by virtue of holding an investment or economic interest in a Person engaged, directly or indirectly, in the Business.

“Confidential Information” means all non-public, proprietary or confidential documents or information (irrespective of the form of communication, and irrespective of whether obtained prior to or after the date hereof) regarding the Company or its Subsidiaries, obtained by or on behalf of a party hereto or its Representatives either from the Company or its Representatives or from the other parties hereto or their respective Representatives, through the transactions contemplated by the Merger Agreement, the beneficial ownership of Shares, or through the rights granted pursuant hereto, pursuant to the Company Organizational Documents or pursuant to any contract with the Company or any of its Subsidiaries, other than information which (a) was or becomes generally available to the public other than as a result of a breach of this Agreement by such party or such of its Representatives, (b) was or becomes available on a non-confidential basis to such party or such of its Representatives from a source other than the Company or its Representatives, or the other parties hereto or their respective Representatives, as the case may be; provided, that the source thereof is not known by such party or such of its Representatives to be bound by an obligation of confidentiality or other legal, contractual or fiduciary obligation, (c) was known by or in the possession of such party or its Representatives prior to the date of this Agreement which was not known by such party or such of its Representatives to be subject to an obligation of confidentiality or other legal, contractual or fiduciary obligation (except for any documents or information provided to it or its Representatives by a party hereto (or its Representatives) in contemplation of the transactions contemplated by the Merger Agreement), or (d) is independently developed by or on behalf of such party or such of its Representatives without the use of any such information that would otherwise be Confidential Information hereunder.  Subject to clauses (a)-(d) above, Confidential Information also includes all (i) non-public, proprietary or confidential documents or information previously provided by the parties hereto or their respective Representatives under the provisions of any confidentiality agreement between the Company, the other parties hereto or their respective Affiliates or Representatives, including all information, documents, reports, analyses, compilations, records, notes, summaries, studies and other materials (in whatever form maintained) referred to thereunder, (ii) all non-public, proprietary or confidential understandings, agreements and other arrangements between and among the Company and the Shareholders and (iii) all other non-public, proprietary or confidential documents or information received from, or otherwise relating to, the Company, any of its Subsidiaries, any Shareholder or its Affiliates or any other investor in any of the foregoing.

“CRS” has the meaning set forth in Section 4.08(a).

“Director” means a member of the Company Board.

“Economic Sanctions” means sanctions or trade embargoes imposed, enforced or administered by the Office of Foreign Assets Control of the United States Treasury Department, the U.S. Department of State, and the U.S. Department of Commerce, the United Nations Security Council, the European Union or the United Kingdom.

“Emergency” means (a) a sudden, unexpected event that causes, or risks imminently causing, (i) damage to any Person, property, natural resources (including wildlife) or the environment, (ii) death of or bodily injury to any individual or (iii) material violation of applicable Law in respect of health, safety or the environment, (b) an action which if not taken would cause or risk causing the matters described in clause (a) above to occur or (c) an action required to prevent an imminent default by the Company or any of its Subsidiaries, or to cure a material default on, any material contract (other than an Affiliate Transaction) to which the Company or any of its Subsidiaries is a party, in each case, which the Company does not have Available Cash to remedy such Emergency event and has not raised, and would not be reasonably expected to be able to raise, from external sources of financing on terms that are more favorable to the Company than those contemplated by Section 4.06 within the timeframe necessary remedy such Emergency event.

“Enterprise Value” means (a) in the case of any acquisition or investment, the total fair market value of the assets (including Equity Interests) being acquired, including the amount of Indebtedness incurred, paid off or assumed, as applicable, in connection with such acquisition or investment less the amount of any unrestricted cash acquired in such acquisition or investment and (b) in the case of any sale or disposal, the total fair market value of the assets (including Equity Interests) being sold or disposed, including the amount of any Indebtedness being paid off or assumed, as applicable, in connection with such sale or disposal less the amount of any unrestricted cash being sold or disposed of in such sale.

“Equity Interests” when used with respect to any Person, means (a) any capital stock, partnership or limited liability company interests or other share capital of, or other equity or voting interests in, such Person, (b) any other securities directly or indirectly convertible into or exchangeable for any shares of capital stock, partnership or limited liability company interests or other share capital of, or equity or voting interests in, such Person or (c) any options, warrants, rights or other commitments or agreements to acquire from such Person, or that obligate such Person to issue, any capital stock, partnership or limited liability company interests or other share capital of or other equity or voting interests in, or any securities convertible into or exchangeable for shares of capital stock, partnership or limited liability company interests or other share capital of, or other equity or voting interests in, such Person.

“Exchange Act” means the Securities Exchange Act of 1934 and the rules and regulations promulgated thereunder.

“Existing Shareholder Designated Director” has the meaning set forth in Section 2.01(b).

“Existing Shareholders” has the meaning set forth in the Preamble.

“Existing Shareholders’ Agreement” means the shareholders’ agreement between the Existing Shareholders in relation to the Company, dated on or around the date of this Agreement, in the form disclosed to Representatives of GEPIF Fund Group prior to execution of the Merger Agreement.

“FATCA” has the meaning set forth in Section 4.08(a).

“Fund” means a private equity, infrastructure or other investment fund (including a co-invest vehicle).

“GAAP” means International Accounting Standards, International Financial Reporting Standards and related interpretations as amended, supplemented, issued or adopted from time to time by the International Accounting Standards Board to the extent applicable to the relevant financial statements.

“GEPIF Fund” means Global Energy and Power Infrastructure Fund III, L.P.

“GEPIF Fund Group” means (a) GEPIF Fund or any successor thereof, (b) any Affiliates of GEPIF Fund Group as to which beneficial ownership of Shares, directly or indirectly, is shared with GEPIF Fund, (c) the then-current officers, directors or managing members (or Persons serving in equivalent capacities) of any Person described in the foregoing clauses (a) or (b), (d) any Affiliated Fund of the New Investor or a portfolio company thereof for which any Person described in the foregoing clause (c) serves as an officer, director or managing member (or in an equivalent capacity), but solely to the extent that such Affiliated Fund or portfolio company actually receives Confidential Information (provided, that such Affiliated Fund or portfolio company shall not be deemed to have received Confidential Information solely due to the service of any such officer, director or managing member (or equivalent), so long as such officer, director or managing member (or equivalent) does not provide any Confidential Information to such Affiliated Fund or portfolio company), or (e) any Subsidiary of any of the foregoing clauses (a) or (b).

“Governmental Authority” means any government, court, regulatory or administrative agency, arbitral body or self-regulated entity, tribunal, commission or authority or other legislative, executive or judicial governmental or any agency, department, division, commission or political subdivision thereof, whether federal, national, provincial, state, local or multinational.

“Holder” means (a) any Person that was a Shareholder immediately prior to the Initial Public Offering owning Registrable Securities that have not been sold to the public and (b) any transferee of Registrable Securities in a private transaction after the Initial Public Offering.

“Indebtedness” means, for any Person, without duplication, (a) moneys borrowed and debit balances at banks or other financial institutions, and obligations in respect of the advance of credit (including the face amount of any letter of credit supporting the repayment of indebtedness for borrowed money issued for the account of such Person and obligations under letters of credit and agreements relating to the issuance of letters of credit or acceptance of financing); (b) any amount raised by acceptance under any acceptance credit or bill discounting facility (or dematerialised equivalent); (c) any amount raised pursuant to any note purchase facility or the issue of bonds, notes, debentures, loan stock or any similar instrument, or by warrants or other rights to acquire any debt instruments or debt securities, including surety, appeal or performance bonds; (d) the amount of any liability in respect of any purchase money indebtedness or lease or hire purchase contract which would, in accordance with IFRS or applicable GAAP, be treated as a balance sheet liability; (e) receivables sold or discounted (other than any receivables to the extent they are sold on a non-recourse basis); (f) any derivative transaction or other hedging arrangement; (g) any counter-indemnity obligation in respect of a guarantee, indemnity, bond, standby or documentary letter of credit or any other instrument issued by a bank or financial institution; (h) any amount of any liability in respect of any advance or deferred purchase price of property or services (including (i) obligations that are non-recourse to the credit of the Company and its Subsidiaries but are secured by the assets of the Company or its Subsidiaries, (ii) deferred compensation payable to directors, officer or employees of the Company or its Subsidiaries and (iii) any purchase price adjustment or earnout); (i) any amount raised under any other transaction (including any forward sale or purchase agreement) having the commercial effect of a borrowing or otherwise classified as borrowings under IFRS or applicable GAAP; and (j) the amount of any liability in respect of any guarantee or indemnity (or other arrangements having the economic effect of a guarantee or indemnity) for any of the items referred to in paragraphs (a) to (i) above.

“Initial Public Offering” means any offering of Shares pursuant to a registration statement filed in accordance with the Securities Act after the date hereof.

“IRC” means the U.S. Internal Revenue Code of 1986, as amended from time to time.

“Joinder Agreement” has the meaning set forth in Section 3.01(b).

“Laws” means any federal, national, provincial, state, local or multinational laws statutes, common laws, ordinances, codes, rules and regulations.

“Liens” means any pledges, liens, charges, mortgages, encumbrances, deeds of trust, conditions, covenants, restrictions, options, rights of first refusal or offer, conditional sales or other title retention agreements, adverse claims of ownership or use, easements, encroachments, third-party rights, leases, licenses, hypothecations or security interests of any kind or nature.

“Losses” means any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, proceedings, costs, expenses and disbursements of any kind or nature whatsoever (including all reasonable costs and expenses of attorneys and the reasonable defense, appeal and settlement of any and all Actions instituted or threatened) and all costs of investigation in connection therewith.

“Merger” has the meaning set forth in the Recitals.

“Merger Agreement” has the meaning set forth in the Recitals.

“Merger Sub” has the meaning set forth in the Recitals.

“Money Laundering Laws” means the Currency and Foreign Transactions Reporting Act of 1970, as amended, the applicable money laundering statutes of all jurisdictions where the Company or any of its Subsidiaries conducts business, the rules and regulations thereunder and any related or similar rules, regulations or guidelines issued, administered or enforced by any Governmental Authority.

“Negotiation Period” has the meaning set forth in Section 3.02(d).

“New Investor” has the meaning set forth in the Preamble.

“New Investor Board Observer” has the meaning set forth in Section 2.02(c).

“New Investor Designated Director” has the meaning set forth in Section 2.01(b).

“Newbuildings” means any vessel contracted to be constructed, under construction or newly constructed for, but not yet delivered to, the Company or any of its Subsidiaries.

“Non-Conflicted Directors” has the meaning set forth in Section 2.06(c).

“Non-Offering Shareholder” has the meaning set forth in Section 3.02(a).

“Offered Shares” has the meaning set forth in Section 3.02(a).

“Offering Shareholder” has the meaning set forth in Section 3.02(a).

“Offering Shareholder Notice” has the meaning set forth in Section 3.02(b)(i).

“Partnership” means GasLog Partners LP.

“Permitted Transferee” means, (a) with respect to any Shareholder, (i) any wholly owned Subsidiary of such Shareholder, (ii) any Affiliate that alone or together with one or more other Affiliates directly or indirectly wholly owns such Shareholder, (iii) any Affiliated Fund of such Shareholder and (iv) any successor entity of such Shareholder; provided, that the ownership of such successor entity is substantially the same as the ownership of such Shareholder immediately prior to the reorganization or similar action resulting in the Transfer to such successor entity, and (b) with respect to any Existing Shareholder, any other Existing Shareholder (provided, that the other Existing Shareholders shall not be a “Permitted Transferee” of BHL for purposes of any Transfer by BHL at any time or from time to time, in one or more transactions, which would result in the Transfer in the aggregate for all such Transfers by BHL or its Permitted Transferees to any other Existing Shareholder of more than 5% of the issued and outstanding Shares on the date of this Agreement).

“Person” means an individual, corporation, limited liability company, limited or general partnership, joint venture, association, trust, unincorporated organization or any other entity, including a Governmental Authority, or any group comprised of two or more of the foregoing.

“PFIC” has the meaning set forth in Section 4.02(f).

“Proposed Acquisition Agreement” has the meaning set forth in Section 3.02(c)(i).

“Proposed Transferee” has the meaning set forth in Section 3.03(a).

“Purchasing Shareholder” has the meaning set forth in Section 3.02(c)(i).

“Qualified Exchange” means the New York Stock Exchange, the Nasdaq Global Market, the London Stock Exchange, Euronext or any replacement or successor stock exchange of any of the foregoing.

“Registrable Securities” means Equity Interests of the Company owned by a Holder which are the same class as the Equity Interests sold in the Initial Public Offering.

“Representatives” has the meaning set forth in Section 4.03(a).

“Restricted Period” has the meaning set forth in Section 3.01(c).

“ROFO Notice Period” has the meaning set forth in Section 3.02(c)(i).

“ROFO Offer Notice” has the meaning set forth in Section 3.02(c)(i).

“ROFO Pro Rata Portion” has the meaning set forth in Section 3.02(d).

“ROFO Transfer Period” has the meaning set forth in Section 3.02(e).

“Sale Notice” has the meaning set forth in Section 3.03(b).

“Sanctioned Person” means any Person that is on the list of Specially Designated Nationals and Blocked Persons, any other sanctioned persons list issued by the Office of Foreign Assets Control of the U.S. Treasury Department or any comparable sanctioned persons list issued by the United States, the United Nations, the European Union or the United Kingdom.

“Securities Act” means the Securities Act of 1933 and the rules and regulations promulgated thereunder.

“Second Offering Shareholder Notice” has the meaning set forth in Section 3.02(d).

“Second ROFO Notice Period” has the meaning set forth in Section 3.02(d).

“Selling Shareholder(s)” has the meaning set forth in Section 3.03(a).

“Shareholder” has the meaning set forth in the Preamble.

“Shareholder Affiliate” has the meaning set forth in Section 4.03(a)(i).

“Shares” means the Common Shares, and any securities issued in respect thereof, or in substitution or exchange therefor, in connection with any share split, conversion, dividend or combination, or any reclassification, recapitalization, merger, consolidation, exchange or other similar reorganization.

“Shelf Registration Statement” means a registration statement of the Company filed with the United States Securities and Exchange Commission on Form F-3 (or any successor form or other appropriate form under the Securities Act) for an offering to be made on a continuous basis pursuant to Rule 415 under the Securities Act (or any similar rule that may be adopted by the United States Securities and Exchange Commission) covering the Registrable Securities, as applicable.

“Significant Shareholder” means, as of any date of measurement, any Shareholder that holds 5% or more of the then-issued and outstanding Shares.

“Subscription Period” has the meaning set forth in Section 3.04(a).

“Subsidiary” when used with respect to any party, means (a) any corporation, limited liability company, partnership, association, trust or other entity of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power (or, in the case of a partnership, more than 50% of the general partnership interests) are, as of such date, owned by such party or one or more Subsidiaries of such party or (b) such party and one or more Subsidiaries of such party has the power to elect a least one-half of the board of directors or similar governing body of any corporation, limited liability company, partnership, association, trust or other entity.  For the avoidance of doubt, the Partnership and its Subsidiaries shall be considered Subsidiaries of the Company for so long as the Company owns, directly or indirectly, more than 50% of the equity or more than 50% of the ordinary voting power of the general partner of the Partnership.

“Tag-Along Notice” has the meaning set forth in Section 3.03(c)(i).

“Tag-Along Pro Rata Portion” has the meaning set forth in Section 3.03(c)(ii).

“Tag-Along Sale” has the meaning set forth in Section 3.03(a).

“Tag-Along Shareholder” has the meaning set forth in Section 3.03(a).

“Tag-Eligible Sale” has the meaning set forth in Section 3.03(a).

“Tax Advance” has the meaning set forth in Section 4.08(b).

“Transfer” or “Transferred” means (a) any direct or indirect transfer, sale, gift, assignment, exchange or any other disposition (whether voluntary or involuntary or by operation of law) of any Shares (or any interest (pecuniary or otherwise) therein or rights thereto) beneficially owned by any Shareholder, including pursuant to the creation of a derivative security or (b) in respect of any such Shares or interest therein, to enter into any swap or any other agreement, transaction or series of transactions that hedges or transfers, in whole or in part, directly or indirectly, the economic consequence of ownership of such Shares or interest, whether any such swap, agreement, transaction or series of transactions is to be settled by delivery of securities, in cash or otherwise. For the avoidance of doubt, a grant of or existence of a security interest or Lien over any Shares which is required by any bank or financial institution, and any enforcement of remedies in respect thereof, shall not be deemed to be a “Transfer” hereunder.

“Treasury Transaction” has the meaning set forth in the definition of Indebtedness.

“U.S. Treasury Regulations” means the U.S. federal income tax regulations promulgated under the IRC, as amended from time to time.

“Value” means, with respect to any vessel, the fair market value of such vessel, as determined in good faith by the Company Board.

Section 1.02.          Construction.  When a reference is made in this Agreement to an Article, a Section, an Annex, a Schedule or an Exhibit, such reference shall be to an Article of, a Section of, an Annex of, a Schedule to or an Exhibit to this Agreement, unless otherwise indicated.  The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.  Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”.  The words “hereof”, “herein”, “hereto” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.  The words “date hereof” when used in this Agreement shall refer to the date of this Agreement.  The terms “or”, “any” and “either” are not exclusive.  The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”.  The word “will” shall be construed to have the same meaning and effect as the word “shall”.  All terms defined in this Agreement shall have the defined meanings when used in any document made or delivered pursuant hereto unless otherwise defined therein.  The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term.  Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein.  Unless otherwise specifically indicated, all references to “dollars” or “$” shall refer to the lawful money of the United States.  References to a Person are also to its permitted assigns and successors.

Section 1.03.          Effectuating the Intent of the Parties.  The Company and each Shareholder shall take all actions necessary to give effect to and to preserve the intent of the parties hereto as set out herein, including, with respect to each Shareholder, (a) voting its Shares and taking any and all other action in its power and authority as a shareholder of the Company and (b) if applicable, to the fullest extent permitted by applicable Law (including in relation to fiduciary duties), instructing Directors and members of any committees designated by such Shareholder to exercise their voting rights on each such body in a manner consistent with the rights and obligations of the parties hereto under this Agreement, in each case so as to give effect to and preserve the intent of the parties hereto as set out herein.  Notwithstanding anything to the contrary herein, the Company’s obligation to cause the Partnership and its Subsidiaries to take or omit to take any action pursuant to this Agreement shall be deemed to be performed in full so long as the Company directs, and takes all reasonable actions in its power to cause, the Partnership and its Subsidiaries to take or omit to take any such actions; provided that the foregoing shall not require the Company to cause any director of the Partnership to take any actions that would reasonably be expected to violate his or her fiduciary duties under the organizational documents of the Partnership or applicable Law.

ARTICLE II

CORPORATE GOVERNANCE

Section 2.01.          Company Board Representation.

(a)          Company Board Size.  From and after the date hereof, (i) unless the New Investor and the Existing Shareholders otherwise agree in writing or (ii) except to the extent expressly set forth in and required by the Company Organizational Documents with respect to the rights of the holders of Preference Shares to designate a director in the circumstances and for the duration set forth therein, the board of directors of the Company (the “Company Board”) shall consist of five Directors.

(b)          Company Board Composition.  From and after the date hereof, subject to Section 2.08, (i) the Existing Shareholders shall be entitled to designate three individuals (each, an “Existing Shareholder Designated Director”) to serve as Directors and (ii) the New Investor shall be entitled to designate two individuals (each, a “New Investor Designated Director”) to serve as Directors; provided that so long as any Equity Interests of the Company are listed on a Qualified Exchange, at least two Existing Shareholder Designated Directors must satisfy all independence requirements under the listing rules of such Qualified Exchange and other applicable Laws.  Any such designations shall be made in writing to the Company and to the other Shareholders in accordance with Section 5.04.  The initial Existing Shareholder Designated Directors and the initial

New Investor Designated Directors, in each case as of the date hereof, are identified on Schedule II.  For the avoidance of doubt and in accordance with Section 1.03, the Company and the Shareholders agree to take all actions necessary from time to time to ensure that any individuals validly designated pursuant to this Section 2.01(b) are promptly elected to the Company Board.

(c)          Chairperson.  From and after the date hereof, the Existing Shareholders shall be entitled to designate one of the Existing Shareholder Designated Directors to serve as the Chairperson of the Company Board (the “Chairperson”).  Any such designation shall be made in writing to the Company and to the other Shareholders in accordance with Section 5.04.

(d)         Removal.  Each Shareholder agrees that it shall not vote any of its Shares in favor of the removal of any Director designated by another Shareholder pursuant to this Section 2.01 unless the Shareholder or Shareholders entitled to designate such Director shall have consented to such removal in writing; provided, however, that (i) the New Investor shall have the right to cause any New Investor Designated Director to be removed from the Company Board at any time and (ii) the Existing Shareholders shall have the right to cause any Existing Shareholder Designated Director to be removed from the Company Board at any time, and in each case at the applicable Shareholders’ sole discretion by delivery of notice thereof to the Company and to the other Shareholders in accordance with Section 5.04.

(e)          Vacancies.  If a vacancy on the Company Board occurs at any time as a result of the death, disability, resignation or removal in accordance with Section 2.01(d) or other cause, the Shareholder or Shareholders that were entitled to designate the Director whose death, disability, resignation or removal in accordance with Section 2.01(d) or other cause caused such vacancy shall have the sole right to designate a replacement Director for appointment or election to fill the vacancy.  For the avoidance of doubt, the Company Board may continue to conduct business subject to and in accordance with this Article II notwithstanding that there are one or more vacancies on the Company Board.

(f)          Immediate Effect.  To the fullest extent permitted by applicable Law, (i) a valid designation of an individual to serve as an Existing Shareholder Designated Director, a New Investor Designated Director or the Chairperson in accordance with Sections 2.01(b), 2.01(c) or 2.01(e) shall be effective to appoint such individual to such role and (ii) a delivery of a valid notice of removal of an Existing Shareholder Designated Director or a New Investor Designated Director in accordance with Section 2.01(d) shall be effective to remove such director from such role, in each case (A) with immediate effect upon the valid delivery of such designation or notice to the Company, (B) without any requirement for a meeting or vote of the shareholders or the Company Board and (C) without notice to any other Person other than as set forth in Sections 2.01(b), 2.01(c), 2.01(d) or 2.01(e), as applicable.

(g)          Expenses.  The Company shall reimburse the Directors for all reasonable and documented out-of-pocket expenses incurred by each of them in attending meetings of the Company Board (or any committee thereof) and as necessary to oversee the Company’s business consistent with this Agreement and the Company Board’s direction.

Section 2.02.          Company Board Committees.

(a)          The Company Board may establish one or more committees of the Company Board, with such powers and rights, and such composition, as may be determined by the Company Board from time to time, in each case acting pursuant to and in compliance with Section 2.04 and Section 2.05; provided that unless otherwise agreed to by the New Investor Designated Directors, each committee of the Company Board shall include at least one New Investor Designated Director; provided, further, that so long as any Equity Interests of the Company are listed on a Qualified Exchange, the immediately preceding proviso is subject to at least one New Investor Designated Director meeting the applicable eligibility requirements for such committee mandated under the listing rules of such Qualified Exchange or other applicable Law. For the avoidance of doubt, and notwithstanding anything in this Agreement to the contrary, no committee may approve or otherwise consent to any matter, or take any other action, that would require the approval of the New Investor pursuant to the terms of this Agreement without such approval of the New Investor.

(b)          Each Director shall be entitled to attend each meeting of any committee of the Company Board of which such Director is not a member and, upon request, to receive the same notices and documentation (including agenda, minutes, committee reports and any other documentation) for such meeting as are given to the Directors who are members of such committee.

(c)          So long as the New Investor has the right to appoint a Director pursuant to Section 2.01, the New Investor shall have the right to designate one additional representative (the “New Investor Board Observer”) who shall be entitled to attend each meeting of the Company Board and any committee of the Company Board and, upon request, to receive the same documentation (including agenda, minutes, committee reports and any other documentation) for such meeting as are given to the Directors who are members of the Company Board or such committee, as applicable; provided, that the New Investor Board Observer shall have no voting rights with respect to actions taken or elected not to be taken by the Company Board or any committee of the Company Board.  The New Investor Board Observer shall be subject to the same confidentiality obligations as the New Investor Designated Directors. The initial New Investor Board Observer as of the date hereof is identified on Schedule II.

Section 2.03.         Meetings of the Company Board.  The Company Board shall hold meetings at such times and at such places as shall from time to time be determined by the Chairperson, and shall be called on at least five business days’ notice to each Director; provided, that (a) the Company Board shall hold a meeting at least once per calendar quarter and (b) a meeting of the Company Board shall be called by the Chairperson at the request of any Director.  Notice of any meeting of the Company Board may be delivered to each Director personally in writing, by mail, by email or by any other means of written communication reasonably calculated to give notice.  Notice of a meeting of the Company Board need not be given to any Director if a written waiver of notice, executed by such Director before or after such meeting, is filed with the records of the meeting, or to any Director who attends the meeting without protesting the lack of notice prior thereto or at its commencement.

Section 2.04.          Quorum; Acts of the Company Board.

(a)          At all duly called meetings of the Company Board (or a committee thereof), a majority of all of the Directors (including at least one New Investor Designated Director, subject to Section 2.02(a)) shall constitute a quorum for the transaction of business; provided, that if all of the New Investor Designated Directors fail to attend at least two attempted meetings (including special meetings) which are called consecutively and without overlapping the notice periods required by this Agreement, then at the next attempted meeting only, the presence of all of the Existing Shareholder Designated Directors in person or by written proxy may constitute a quorum for the transaction of business for purposes of considering only those matters that were included on the agenda for the two attempted meetings immediately preceding such meeting.  For purposes of this Section 2.04(a), an “attempted meeting” means a meeting duly called pursuant to Section 2.03 for which a quorum was not present.  Directors may participate in any meeting of the Company Board (or a committee thereof) by means of conference telephone, video conference or similar communications equipment by means of which all persons participating in the meeting can hear and speak to each other, and such participation in a meeting shall constitute presence in person at the meeting; provided that, unless otherwise agreed by the Directors and subject to applicable Law, at least one meeting of the Company Board per year will be held in‑person at the Company’s principal executive office.  Each Director is expected to use reasonable best efforts to attend each meeting of the Company Board.  As used in this Agreement, the phrase “all of the Directors” means, with respect to the Company Board, the entire Company Board then in office (and does not include any vacancies on the Company Board) and, with respect to any committee of the Company, all of the Directors then comprising the members of such committee in accordance with Section 2.02(a).

(b)          If a quorum shall not be present at any meeting of the Company Board (or a committee thereof), the Directors present thereat may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum shall be present; provided, that notice shall be required to be given as to any reconvened meeting in accordance with Section 2.03.

(c)          Each Director shall be entitled to one vote; provided, that any New Investor Designated Director shall be entitled to vote on behalf of another New Investor Designated Director if such other New Investor Designated Director is not present at a meeting of the Company Board.  No action shall be taken by the Company Board (or a committee thereof) without the affirmative vote of a majority of the Directors present in person or by proxy at any meeting of the Company Board at which a quorum is present; provided, that the taking by the Company Board or the Company or any of its Subsidiaries of any of the actions set forth on Annex A shall also require the affirmative prior written consent of the New Investor and BHL.

(d)          Any Director shall have the right to appoint any other Director as its proxy and attorney-in-fact (including for purposes of determining quorum), with full power of substitution and resubstitution, to vote or act by written consent.

Section 2.05.          Action by Written Consent.  Any action required or permitted to be taken at a meeting of the Company Board (or a committee thereof) may be taken without a meeting and without a vote, if a consent or consents in writing (including by e-mail) setting forth the action so taken shall be given by all of the Directors.  A copy of any action taken by written consent shall be promptly furnished to each Director.

Section 2.06.          Conflicts and Competitively Sensitive Information. Notwithstanding anything in this Agreement to the contrary:

(a)          each Existing Shareholder Designated Director shall (i) not be entitled to participate in and vote on, and shall recuse himself or herself from participating in any portion of meetings or deliberations of the Company Board (or any committee thereof) with respect to, and voting on, matters relating to competition with any Existing Shareholder or any of its Affiliates and (ii) not be entitled to receive, and shall not receive, competitively sensitive information from the Company or any of its Subsidiaries with respect to any business in which any Existing Shareholder or any of its Affiliates compete;

(b)          each New Investor Designated Director shall (i) not be entitled to participate in and vote on, and shall recuse himself or herself from participating in any portion of meetings or deliberations of the Company Board (or any committee thereof) with respect to, and voting on, matters relating to competition with the New Investor or the GEPIF Fund Group and (ii) not be entitled to receive, and shall not receive, competitively sensitive information from the Company or any of its Subsidiaries with respect to any business in which the New Investor or the GEPIF Fund Group compete; and

(c)          the taking of any action, or failure to take any action, by the Company or any of its Subsidiaries in the Company’s or such Subsidiary’s capacity as a party to an Affiliate Transaction in connection with any breach, default, indemnity or other Action or Loss (or alleged breach, default, indemnity or other Action or Loss) by the Company or any of its Subsidiaries against the counterparty to an Affiliate Transaction or by the counterparty to an Affiliate Transaction against the Company or any of its Subsidiaries (including a waiver of the breach or default, notice of breach or default or notice of termination for breach or default in accordance with the terms of the Affiliate Transaction) or enforcement or exercise of, or failure to enforce or exercise, any of the Company’s, any of its Subsidiaries’ or the counterparty’s rights or remedies in respect to such election, notice or consent, or breach, default, indemnity or other Action or Loss (or alleged breach, default, indemnity or other Action or Loss) or otherwise under such Affiliate Transaction or in connection with such Affiliate Transaction shall be conducted solely by or under the direction of the Directors appointed by the Shareholders who are not conflicted by such Affiliate Transaction (the “Non-Conflicted Directors”), and neither the Company nor any of its Subsidiaries shall, and the Company Board shall not cause the Company or any of its Subsidiaries to, take or fail to take any actions in respect of any of the foregoing without the consent of the Non-Conflicted Directors.  Furthermore, notwithstanding anything to the contrary in this Agreement, the Non-Conflicted Directors shall have the right in connection with the matters contemplated by this Section 2.06(c) to cause to be hired on the Company’s behalf advisors, consultants and other representatives to the Company and the Company shall be responsible for all fees, costs and expenses of any of the foregoing.

Section 2.07.          Company Organizational Documents; Conflicting Agreements.

(a)          To the fullest extent permitted by applicable Law and in accordance with Section 1.03, the Shareholders and the Company shall take, or cause to be taken, all necessary action as may be required to cause the Company Organizational Documents and the organizational documents of the Subsidiaries of the Company to be amended, as necessary, so that they do not at any time conflict with any provision of this Agreement and they permit each Shareholder to receive the benefits to which each such Shareholder is entitled under this Agreement.

(b)          To the fullest extent permitted by applicable Law, in the event of any conflict between this Agreement and the Company Organizational Documents or the organizational documents of any Subsidiary of the Company, this Agreement shall control; provided, that in any such case, the Shareholders and the Company shall take, or cause to be taken, all necessary action pursuant to Section 2.07(a) to remove such conflict from the Company Organizational Documents or the organizational documents of the applicable Subsidiary.

(c)          The Company shall not adopt, and shall not permit any Subsidiary to adopt, any governance document, including any committee charters and any corporate governance or other similar board or committee policies, or enter into any agreements, contracts or other instruments inconsistent with the provisions of this Agreement.

Section 2.08.          Termination of Governance Rights.

(a)          In the event that the Existing Shareholders (together with their Permitted Transferees) collectively cease to own: (i) an aggregate number of Shares equal to at least 35% of the Shares issued and outstanding on the date of this Agreement, then the Existing Shareholders shall cause one Existing Shareholder Designated Director to resign and notwithstanding Section 2.01(b), shall lose its designation rights with respect to one Existing Shareholder Designated Director; (ii) an aggregate number of Shares equal to at least 20% of the issued and outstanding shares on the date of this Agreement, then (A) notwithstanding anything to the contrary herein, the taking by the Company Board (or any committee thereof) or the Company or any of its Subsidiaries of any of the actions set forth on Annex A (other than clauses (a), (b), (c), (j)(i)(B), (k) and (v) thereof) shall no longer require the affirmative prior written consent of BHL and (B) the Existing Shareholders shall cause, without duplication of the foregoing clause (i), two Existing Shareholder Designated Directors to resign, and notwithstanding Section 2.01(b), shall lose its designation rights with respect to two Existing Shareholder Designated Directors; and (iii) an aggregate number of Shares equal to at least 10% of the aggregate Shares issued and outstanding on the date of this Agreement, then  the Existing Shareholders shall cause, without duplication of the foregoing clauses (i) and (ii), three Existing Shareholder Designated Directors to resign and, notwithstanding Section 2.01(b), shall lose its designation rights with respect to three Existing Shareholder Designated Directors.

(b)          In the event that the New Investor (together with its Permitted Transferees) ceases to own: (i) an aggregate number of Shares equal to at least 25% of the Shares issued and outstanding on the date of this Agreement, then the New Investor shall cause one New Investor Designated Director to resign, and notwithstanding Section 2.01(b), shall lose its designation rights with respect to one New Investor Designated Director; (ii) an aggregate number of Shares equal to at least 20% of the Shares issued and outstanding on the date of this Agreement, then notwithstanding anything to the contrary herein, the taking by the Company Board (or any committee thereof) or the Company or any of its Subsidiaries of any of the actions set forth on Annex A (other than clauses (a), (b), (c), (j)(i)(B), (k) and (v) thereof) shall no longer require the affirmative prior written consent of the New Investor; and (iii) an aggregate number of Shares equal to at least 10% of the Shares issued and outstanding on the date of this Agreement, then the New Investor shall cause, without duplication of the foregoing clause (i), two New Investor Designated Directors to resign, and notwithstanding Section 2.01(b), shall lose its designation rights with respect to two New Investor Designated Directors.

(c)          Upon any resignation by an Existing Shareholder Designated Director or New Investor Designated Director pursuant to Section 2.08(a) or Section 2.08(b), as applicable, the Company Board shall continue to consist of five Directors (or such other number as the New Investor and the Existing Shareholders otherwise agree in writing, subject to Section 2.01) and any vacancies resulting therefrom shall be filled, notwithstanding anything to the contrary in Section 2.01(e), solely and exclusively by the affirmative vote of a plurality of the issued and outstanding Common Shares (other than those being transferred by the Transferring Shareholder or its Permitted Transferees) who are entitled to vote thereon and otherwise in accordance with the Company Organizational Documents.

Section 2.09.          Directors’ and Officers’ Insurance.  The Company shall purchase and shall use its commercially reasonable efforts to maintain director and officer liability insurance in such amounts and such limits as reasonably determined by the Company Board on behalf of any person who is or was a Director against any liability asserted against such Director or incurred by such Director in any capacity as such, whether or not the Company would have the power to indemnify such Director against that liability under any of the Company Organizational Documents.

Section 2.10.          No Liability for Directors.  No Shareholder, nor any Affiliate or Affiliated Fund of such Shareholder, shall have any liability as a result of designating a Director in accordance with the provisions of this Agreement or for any act or omission by such Director in his or her capacity as a Director.

ARTICLE III

TRANSFERABILITY OF SHARES; PREEMPTIVE RIGHTS

Section 3.01.          General Restrictions on Transfer of Shares.

(a)          Transfers Generally.  No Shares may be Transferred unless such Transfer is made in accordance with the requirements of this Article III, as may be applicable, and any purported Transfer in violation of this Article III shall be null and void ab initio.  The Company shall not record upon its books any purported Transfer made in violation of this Article III. For the purposes of Article III, BHL and BSIH shall be treated as a single shareholder.

(b)          Rights and Obligations of Transferees.  Other than in connection with a Transfer to a Permitted Transferee, no transferee of Shares from the New Investor or the Existing

Shareholders shall be entitled to any rights granted to the New Investor or the Existing Shareholders, as applicable, pursuant to Article II; provided, however, that, if the New Investor or the Existing Shareholders, as applicable, validly Transfers all of the Shares held of record or beneficially owned by it to a single Person or Affiliates of such Person, the New Investor or the Existing Shareholders (as applicable) shall be permitted to assign all, but not some, of its rights and obligations under this Agreement to such Person or its Affiliates, so long as, immediately prior to such Transfer, the New Investor (together with its Permitted Transferees) or the Existing Shareholders (together with their Permitted Transferees), as applicable, held of record or beneficially owned an aggregate number of Shares equal to at least 20% of the issued and outstanding Shares on the date of this Agreement, in which case such Person or its Affiliates to which such rights are assigned shall be deemed to be the “New Investor” or “Existing Shareholders”, as applicable, for purposes of this Agreement.  No Transfer by a Shareholder of Shares that would otherwise be permitted pursuant to this Agreement shall be permitted unless (i) the Proposed Transferee shall have executed a joinder agreement (a “Joinder Agreement”) substantially in the form attached hereto as Exhibit B or otherwise in form and substance reasonably satisfactory to the Company and the other Shareholders confirming that the Proposed Transferee takes such Shares subject to all the terms and conditions of this Agreement to the same extent as its transferor was bound by and entitled, except as otherwise set forth herein, to the benefits of such provisions and (ii) such Joinder Agreement shall have been delivered to the Company and the other Shareholders prior to or concurrent with the consummation of such Proposed Transferee’s acquisition of such Shares.

(c)          Restricted Period.  From the date hereof until the date that is two years after the date hereof (the “Restricted Period”), no Transfer of any Shares shall be permitted by any Shareholder without the prior written consent of the other Shareholders other than Transfers by a Shareholder to a Permitted Transferee of such Shareholder.

(d)          Post-Restricted Period.  From and after the end of the Restricted Period, Transfers of Shares shall be freely permitted, subject to the provisions of Section 3.01(e) (No Transfers to Competitors), Section 3.01(f) (No Transfers to Sanctioned Persons), Section 3.02 (Right of First Offer), Section 3.03 (Tag-Along Rights) and applicable Law (including U.S. securities Laws).

(e)          No Transfers to Competitors.  Each Shareholder agrees not to Transfer any Shares at any time, whether during or after the Restricted Period, to any Competitor.

(f)          No Transfers to Sanctioned Persons.  Each Shareholder agrees not to Transfer any Shares at any time, whether during or after the Restricted Period, to any Sanctioned Person.

(g)          No Indirect Transfers.  Each Shareholder agrees not to circumvent or otherwise avoid the transfer restrictions set forth in this Article III or the intent thereof, including, with respect to any Shareholder that is not a natural person, by the Transfer or issuance of any Equity Interests of such Shareholder or any Permitted Transferee thereof (or any parent or holding company of such Shareholder or such Permitted Transferee); provided, that notwithstanding the foregoing or anything in this Agreement to the contrary, the foregoing does not prohibit, and the term “Transfer” does not include, (a) a transfer of the equity interests in the publicly traded parent entity of a Shareholder or any Permitted Transferee thereof, including, with respect to the New Investor, BlackRock, Inc. or (b) with respect to the New Investor or any of its Permitted Transferees or any other Shareholder that is directly or indirectly owned by a Fund, a transfer of the equity interests in such Fund or any direct or indirect parent company of such Fund.

Section 3.02.          Right of First Offer.  (a)  If at any time following the end of the Restricted Period, but prior to the consummation of an Initial Public Offering, a Shareholder (the “Offering Shareholder”) proposes to Transfer any Shares (the “Offered Shares”) owned by it (other than to a Permitted Transferee or as a Tag-Along Shareholder pursuant to Section 3.03), the Offering Shareholder shall first make an offering of the Offered Shares to the other Shareholders in accordance with the following provisions of this Section 3.02.

(b)         Offer Notice.  The Offering Shareholder shall give written notice (the “Offering Shareholder Notice”) to the Company and the other Shareholders (the “Non-Offering Shareholders”) stating its bona fide intention to Transfer the Offered Shares and specifying the number of Offered Shares.

(c)           Exercise of Right of First Offer.

(i)          Upon receipt of the Offering Shareholder Notice, each Non‑Offering Shareholder interested in purchasing all (but not less than all) of the Offered Shares shall deliver a written notice (a “ROFO Offer Notice”) to the Offering Shareholder and the Company within 30 days of receipt of such Offering Shareholder Notice (such period, the “ROFO Notice Period” and any Non-Offering Shareholder delivering a ROFO Offer Notice timely, a “Purchasing Shareholder”), which ROFO Offer Notice shall include a form of acquisition agreement that specifies the terms and conditions, including the purchase price (which shall be in cash) and payment terms, pursuant to which the Purchasing Shareholder proposes to purchase such Offered Shares (the “Proposed Acquisition Agreement”).  Any ROFO Offer Notice so delivered shall be binding upon delivery and irrevocable by the applicable Purchasing Shareholder.

(ii)         Each Non-Offering Shareholder that does not deliver a ROFO Offer Notice during the ROFO Notice Period shall be deemed to have waived all of such Shareholder’s rights to purchase the Offered Shares under this Section 3.02.

(d)          Closing of a ROFO Transfer.  Upon receipt of a ROFO Offer Notice, the Offering Shareholder shall have 45 days (the “Second ROFO Notice Period”) to deliver a written notice to the Purchasing Shareholder (the “Second Offering Shareholder Notice”), stating whether it is interested in selling all of such Offered Shares for such consideration and pursuant to the terms set forth in the Proposed Acquisition Agreement. Upon the delivery of the Second Offering Shareholder Notice during the Second ROFO Notice Period, if the Second Offering Shareholder Notice states that the Offering Shareholder is so interested, the Offering Shareholder and any Purchasing Shareholders shall have 30 days (the “Negotiation Period”) to execute a definitive agreement in the form and substance of the Proposed Acquisition Agreement, subject to any revisions mutually agreed by the Offering Shareholder and the Purchasing Shareholder(s) (the “Acquisition Agreement”) pursuant to which such Purchasing Shareholder(s) will acquire all of the Offered Shares. For the avoidance of doubt, by delivering a ROFO Offer Notice, the Purchasing

Shareholder is obligating itself to execute the Proposed Acquisition Agreement, subject to any revisions mutually agreed by the Offering Shareholder and the Purchasing Shareholder(s). The closing under the Acquisition Agreement, if executed and delivered, shall occur within 180 days after the expiration of the Negotiation Period (subject to extension for receipt of required regulatory approvals if the receipt of such required regulatory approvals is the sole outstanding condition to the closing under the Acquisition Agreement at the end of such 180 day period other than those conditions that by their nature are to be satisfied at the closing). If there is more than one Purchasing Shareholder, each such Purchasing Shareholder shall be entitled to acquire its ROFO Pro Rata Portion of the Offered Shares, unless otherwise agreed by such Purchasing Shareholders.  For the purposes of this Section 3.02, “ROFO Pro Rata Portion” shall mean, with respect to any Purchasing Shareholder, the number of Shares equal to the product of (i) the total number of Offered Shares and (ii) a fraction determined by dividing (A) the number of Shares owned by such Purchasing Shareholder by (B) the total number of Shares owned by all of the Purchasing Shareholders.

(e)          Transfer to a Person other than a Permitted Transferee.  If (i) no Non-Offering Shareholder delivers a ROFO Offer Notice to the Offering Shareholder in accordance with Section 3.02(c), (ii)  the Offering Shareholder delivers a Second Offering Shareholder Notice to the Purchasing Shareholders stating that the Offering Shareholder is not interested in selling all of the Offered Shares for such consideration and pursuant to the terms set forth in the Proposed Acquisition Agreement or (iii) if the Offering Shareholder delivers as Second Offering Shareholder Notice stating that it is interested in selling all of the Offered Shares for such consideration pursuant to the terms set forth in the ROFO Offer Notice and the Proposed Acquisition Agreement but (A) the Offering Shareholder and the Purchasing Shareholder do not execute the Acquisition Agreement during the Negotiation Period or (B) the Offering Shareholder and the Purchasing Shareholder do execute the Acquisition Agreement during the Negotiation Period but such Acquisition Agreement is terminated prior to the completion of the sale and purchase of the Offered Shares pursuant thereto, then the Offering Shareholder may, during the 180 day period following the first to occur of the foregoing (subject to extension for receipt of required regulatory approvals if the receipt of such required regulatory approvals is the sole outstanding condition to the closing under the Proposed Acquisition Agreement at the end of such 180 day period other than those conditions that by their nature are to be satisfied at the closing) (the “ROFO Transfer Period”), and subject to the provisions of Section 3.03, Transfer all of the Offered Shares and, subject to Section 3.01(b), all rights associated therewith, to any Person for a purchase price not less than that set forth in the ROFO Offer Notice in the case of the circumstances described in clause (ii) or (iii)(A) above or for any purchase price in the case of the circumstances described in clause (i) or (iii)(B) above.  If the Offering Shareholder does not consummate the Transfer of the Offered Shares during the ROFO Transfer Period, the rights provided in this Section 3.02 shall be deemed to be revived and the Offered Shares shall not be Transferred to any Person (other than a Permitted Transferee) unless first re-offered to the Shareholders in accordance with this Section 3.02.

Section 3.03.          Tag-Along Rights.

(a)          If at any time following the end of the Restricted Period, but prior to the consummation of an Initial Public Offering, Blenheim or its Permitted Transferees (the “Selling

Shareholder(s)”) proposes to Transfer (including to another Shareholder pursuant to Section 3.02) any Shares to any Person other than a Permitted Transferee (the “Proposed Transferee”) in a Tag-Eligible Sale, each other Shareholder (each, a “Tag-Along Shareholder”) shall be permitted to participate in such Transfer (a “Tag-Along Sale”) on the terms and conditions set forth in this Section 3.03.  For purposes of the foregoing, “Tag-Eligible Sale” means any Transfer of Shares that would result in, or following such time as, Blenheim and its Permitted Transferees ceasing to own 25% of the Common Shares issued and outstanding on the date of this Agreement.

(b)         Sale Notice.  Prior to the consummation of any Tag-Along Sale, the Selling Shareholder(s) shall deliver to the Company and each other Shareholder a written notice (a “Sale Notice”) of the proposed Tag-Along Sale.  In no event may the Tag-Along Sale be consummated until the 20th business day following the delivery of the Sale Notice.  The Sale Notice shall make reference to the Tag-Along Shareholders’ rights hereunder and shall describe in reasonable detail: (i) the number of Shares to be Transferred by the Selling Shareholder(s) (and the total number of Shares then owned by the Selling Shareholder(s)), (ii) the identity of the Proposed Transferee, (iii) the per share purchase price and other material terms and conditions of the proposed Transfer, including a description of any non-cash consideration in sufficient detail to permit the valuation thereof, (iv) the proposed date and time of Transfer, if known, and (v) a copy of any definitive documentation executed or proposed to be executed in connection therewith, if available at such time.

(c)          Exercise of Tag-Along Right.

(i)            Upon receipt of the Sale Notice, each Tag-Along Shareholder shall have until the end of the tenth business day following such receipt to elect to participate in the Tag-Along Sale by delivering a written notice (a “Tag‑Along Notice”) to the Selling Shareholder(s) and the Company stating that it offers to sell Shares on the terms specified in the Sale Notice and specifying the number of Shares offered to be sold by it.  Any such Tag-Along Notice so delivered shall be irrevocable and, to the extent such offer is accepted, shall be binding and shall obligate the applicable Tag‑Along Shareholder to sell in the Tag-Along Sale on the terms and conditions set forth in the Sale Notice and in accordance with this Section 3.03.  Each Tag-Along Shareholder shall have the right to sell in a Tag-Along Sale all (but not only some) of its Shares.

(ii)          The Selling Shareholder(s) shall use its commercially reasonable efforts to obtain the agreement of the Proposed Transferee to the participation of each Tag-Along Shareholder in any contemplated Transfer and to include in the proposed sale to the Proposed Transferee all of the Shares that the Tag-Along Shareholders have requested to have included pursuant to the applicable Tag-Along Notices. In the event the Proposed Transferee elects to purchase less than all of the Shares sought to be Transferred by the Tag-Along Shareholders then the Selling Shareholder(s) shall not sell any of its Shares to the Proposed Transferee and neither shall the Tag-Along Shareholders.

(iii)         Each Tag-Along Shareholder who does not deliver a Tag-Along Notice in compliance with clause (i) above shall be deemed to have waived all of such Tag‑Along Shareholder’s rights to participate in such Tag-Along Sale, and the Selling Shareholder(s) shall (subject to the rights of any other Tag-Along Shareholder which have been validly exercised) thereafter be free to Transfer to the Proposed Transferee its Shares at a per Share price that is no greater than the per Share price set forth in the Sale Notice and on other terms and conditions which are not materially more favorable to the Selling Shareholder(s), in the aggregate, than those set forth in the Sale Notice.

(d)          Consideration.  Each Tag-Along Shareholder participating in a Tag-Along Sale shall receive the same consideration per Share as the Selling Shareholder(s) (including, in the event of any proposed indirect Transfer of Shares, the amount payable in respect of such Shares (on a per-Share basis) shall be calculated on a “look-through” basis (as if the applicable Transfer was a direct Transfer of Shares), taking into account such other facts and circumstances as the Company Board, acting in good faith, deems appropriate) after deduction of such Tag-Along Shareholder’s proportionate share of related expenses in accordance with Section 3.03(f) below.

(e)          Conditions of Sale.  Each Tag-Along Shareholder participating in a Tag‑Along Sale shall make or provide the same representations, warranties, covenants, indemnities and agreements as the Selling Shareholder(s) makes or provides in connection with the Tag-Along Sale (except that in the case of representations, warranties, covenants, indemnities and agreements pertaining specifically to the Selling Shareholder(s), the Tag-Along Shareholder shall, subject to the following proviso, make the comparable representations, warranties, covenants, indemnities and agreements pertaining specifically to itself); provided, that (i) all representations, warranties, covenants and indemnities shall be made by the Selling Shareholder(s) and each other Tag-Along Shareholder severally and not jointly, (ii) no Tag-Along Shareholder shall be required to agree to any non-compete or similar restrictive covenant in connection with such Tag-Along Sale and (iii) any indemnification obligation in respect of breaches of representations and warranties that do not relate to such Tag-Along Shareholder shall be pro rata based on the consideration received by the Selling Shareholder(s) and each Tag-Along Shareholder, in each case, in an amount not to exceed the aggregate proceeds actually received by each such Selling Shareholder and Tag-Along Shareholder in connection with any Tag-Along Sale.

(f)          Expenses.  The fees and expenses of the Selling Shareholder(s) incurred in connection with a Tag-Along Sale and for the benefit of all Shareholders participating in such Tag‑Along Sale (including, for the avoidance of doubt, the Selling Shareholder(s)) as determined in good faith by the Company Board, to the extent not paid or reimbursed by the Company or the Proposed Transferee, shall be shared by all such participating Shareholders on a pro rata basis, based on the consideration received by each such participating Shareholder; provided, that no Tag-Along Shareholder shall be obligated to make or reimburse any out-of-pocket expenditure prior to the consummation of the Tag-Along Sale.

(g)          Cooperation.  Each participating Tag-Along Shareholder shall take all actions as may be reasonably necessary to consummate the Tag-Along Sale, including entering into agreements and delivering certificates and instruments, in each case, consistent with the agreements being entered into and the certificates and instruments being delivered by the Selling Shareholder(s).

(h)          Consummation of Transfer.

(i)          The Selling Shareholder(s) shall, in its sole discretion, decide whether or not to consummate, postpone or abandon any Tag-Along Sale.  Notwithstanding anything to the contrary in this Section 3.03, the Tag-Along Shareholders shall not be entitled to Transfer any Shares to a Proposed Transferee if the Selling Shareholder(s) determines not to, or fails to, consummate any Tag-Along Sale.  No Shareholder shall have any liability to any other Shareholder or the Company arising from, relating to or in connection with the consummation, postponement, abandonment or the terms and conditions of any Tag-Along Sale except to the extent such Shareholder shall have failed to comply with the provisions of this Section 3.03.

(ii)          If the Selling Shareholder(s) Transfers to the Proposed Transferee any of its Shares in breach of this Section 3.03, then each Tag-Along Shareholder shall have the right to Transfer to the Selling Shareholder(s), and the Selling Shareholder(s) undertakes to purchase from each Tag-Along Shareholder, the number of Shares that such Tag-Along Shareholder would have had the right to Transfer to the Proposed Transferee pursuant to this Section 3.03, for a per Share amount and form of consideration and upon the terms and conditions on which the Proposed Transferee bought such Shares from the Selling Shareholder(s), but without any indemnity or other post-closing obligation being granted by any Tag-Along Shareholder to the Selling Shareholder(s); provided, that nothing contained in this Section 3.03(h)(ii) shall preclude any Tag-Along Shareholder from seeking alternative remedies against such Selling Shareholder(s) as a result of its breach of this Section 3.03.  The Selling Shareholder(s) shall also reimburse each Tag-Along Shareholder for any and all reasonable and documented out-of-pocket fees and expenses, including reasonable legal fees and expenses, incurred pursuant to the exercise or the attempted exercise of the Tag-Along Shareholder’s rights pursuant to this Section 3.03(h)(ii).

Section 3.04.          Cooperation with Transfer.  In the event a Shareholder desires to Transfer all or any portion of its Shares in accordance with this Article III, the Company shall, and shall cause its Subsidiaries to, and each Shareholder shall, to the extent applicable, provide reasonable cooperation and assistance with respect to, and take all customary and other actions reasonably requested by such Transferring Shareholder or any potential acquirer, including (i) making the properties, books and records, and other assets of the Company and its Subsidiaries reasonably available for inspection by such potential acquirers and their representatives, (ii) establishing a physical or electronic data room including materials customarily made available to potential acquirers and their representatives in connection with such processes, (iii) making employees of the Company and its Subsidiaries reasonable available for presentations, site visits (if applicable), interviews and other diligence activities, including responding to diligence inquiries of a potential acquirer and its representatives, (iv) reasonably assisting in the acquisition of any debt financing to be secured by such potential acquirers, (v) reasonably assisting in the obtaining of any regulatory approvals or consents required to be obtained in connection with the transaction and (vi) reviewing the representations and warranties and disclosure schedules in respect of any purchase agreement and providing reasonable cooperation in connection with the obtaining of representation and warranty insurance by a potential acquirer, in each case subject to reasonable and customary confidentiality provisions. For the purposes of this Section 3.04, what constitutes “reasonable cooperation” and “reasonably assisting” shall be determined by reference to what resources the Company and its Subsidiaries have available to them at the time and shall not require the Company or its Subsidiaries to do anything that unduly interferes with the ongoing operation of their businesses.

ARTICLE IV

OTHER COVENANTS

Section 4.01.          Further Assurances.  In connection with this Agreement and the transactions contemplated hereby, at any time and from time to time after the date hereof, the Company and each Shareholder shall cooperate with each other and, at the reasonable request of the Company, execute and deliver all such further instruments and documents and take such other and further action as may be reasonably necessary or appropriate to carry out the provisions of this Agreement and the intention of the parties hereto as expressed herein; provided, that any such instrument or action does not increase a Shareholder’s obligations or have an adverse effect upon such Shareholder’s rights under this Agreement with such Shareholder’s prior written consent.

Section 4.02.          Information.  The Company will prepare and provide, or cause to be prepared and provided, at the cost of the Company, to each Significant Shareholder:

(a)          as soon as practicable, but in any event within 90 days after the end of each fiscal year, the audited consolidated financial statements of the Company and its Subsidiaries, prepared in accordance with IFRS and accompanied by the opinion of an independent registered public accounting firm of nationally recognized standing, including the audited consolidated statements of financial position, income, cash flows and changes in equity as of the end of, and for, such fiscal year;

(b)          as promptly as practicable, but in any event within 60 days after the end of the first six months of each fiscal year, the unaudited consolidated financial statements of the Company and its Subsidiaries, prepared in accordance with IFRS (except for the absence of notes to the consolidated financial statements and subject to year-end adjustments), including the unaudited consolidated statements of financial position, income, cash flows and changes in equity as of the end of, and for, such six-month period;

(c)          as promptly as practicable, but in any event within 45 days after the end of each of the first and third fiscal quarters of each fiscal year, the unaudited consolidated financial statements of the Company and its Subsidiaries, prepared in accordance with IFRS (except for the absence of notes to the consolidated financial statements and subject to year-end adjustments), including the unaudited consolidated statements of financial position, income, cash flows and changes in equity as of the end of, and for, such fiscal quarter;

(d)          as promptly as practicable, but in any event within 21 days after the end of each month, a monthly management information pack in the form customarily provided by Company management and including any additions for such month reasonably requested by a Significant Shareholder;

(e)          on a monthly basis, a conference call with officers of the Company to discuss the operations and performance of the Company and such other issues as such Significant Shareholder may reasonably request in advance of such call; provided, that the Company may request to hold joint calls with representatives from one or more Significant Shareholders present, and shall not be required to hold individual calls with each Significant Shareholder unless one or more Significant Shareholder reasonably and in good faith declines such request to hold joint calls for a bona fide confidentiality or other reason (including by reason of inability to attend such conference call after making all reasonable efforts to so attend);

(f)          upon reasonably advance notice by such Significant Shareholder, reasonable access to the premises, officers, employees, books and records of the Company or any of its Subsidiaries, at reasonable hours and in a manner so as not to unduly disrupt the operations of the Company and its Subsidiaries;

(g)          within 60 days after the end of each fiscal year, any information required for a Significant Shareholder or any direct or indirect investor therein to complete and file its tax returns (including, for the avoidance of doubt, any forms or information related to “controlled foreign corporation” or “passive foreign investment company” (“PFIC”) status);

(h)          for each fiscal year following a determination that the Company or any Subsidiary is a PFIC, within 60 days after the end of each fiscal year, the Company shall provide to the relevant Significant Shareholders a “PFIC annual information statement” or any other reasonably requested form or information related to such status; and

(i)          reasonably promptly following written request by such Significant Shareholder, such other financial or other information regarding the Company or any of its Subsidiaries as such Significant Shareholder may reasonably request, and any other information as may be required for such Significant Shareholder or its Affiliates to comply with any requirements under the Securities Act, the Exchange Act, the IRS or any other Law.

Section 4.03.          Confidentiality.

(a)          In furtherance of and not in limitation of any other similar agreement any Shareholders or their respective Representatives may have with the Company or its Subsidiaries, each Shareholder agrees that all Confidential Information shall be kept confidential by such Shareholders and shall not be disclosed by such Shareholders in any manner whatsoever, except as permitted by this Section 4.03.  Any Confidential Information may be disclosed:

(i)          by a Shareholder (A) to, in the case of the Existing Shareholders, any of its Affiliates and, in the case of the New Investor, the GEPIF Fund Group (each, a “Shareholder Affiliate”), or (B) to such Shareholder’s or such Shareholder Affiliate’s respective directors, managers, members, equityholders, partners, officers, employees, agents and authorized representatives (including attorneys, accountants, consultants, bankers and financial advisors thereof) (each of the Persons described in clauses (A) and (B), collectively, “Representatives”), in each case solely if and to the extent any Representative needs to be provided such Confidential Information to assist such Shareholder (or its Shareholder Affiliates) in evaluating or reviewing its existing or prospective direct or indirect investment in the Company and its Subsidiaries, including in connection with the disposition thereof, and each Representative of a Shareholder shall be deemed to be bound by the provisions of this Section 4.03 and such Shareholder shall be responsible for any breach of this Section 4.03 by any such Representative; provided, that no Confidential Information may be disclosed pursuant to this clause (i) to a Competitor;

(ii)          by a Shareholder or any of its Representatives to the extent the Company and the other Shareholders consent in writing;

(iii)        by a Shareholder or any of its Representatives to (A) a Proposed Transferee (so long as such Transfer is permitted hereunder) or (B) any financing source or potential financing source to such Shareholder or its Shareholder Affiliates; provided, that such Proposed Transferee or financing source or potential financing source is subject to a confidentiality obligation with such Shareholder obligating such Person to keep such Confidential Information confidential or otherwise agrees to be bound by the provisions of this Section 4.03 (or a confidentiality agreement having restrictions substantially similar to this Section 4.03) and such Shareholder shall be responsible for any breach of this Section 4.03 (or such confidentiality agreement) by any such Person;

(iv)          by any Shareholder or any of its Representatives to the extent that such Shareholder or its Representatives has received advice in writing from its counsel that it is legally compelled to do so or is required to do so to comply with applicable Law or legal process (including by deposition, interrogatory, request for documents, subpoena or similar process) or Governmental Authority request (including pursuant to an audit or examination by a regulatory or self-regulatory organization) or the rules of any securities exchange on which its securities are listed; provided, that prior to making such disclosure, such Person uses commercially reasonable efforts to preserve the confidentiality of the Confidential Information to the extent permitted by applicable Law, including to the extent practicable and permitted by applicable Law, consulting with the Company regarding such disclosure and, if reasonably requested by the Company, assisting the Company, at the Company’s cost and expense, in seeking a protective order to prevent the requested disclosure; provided, further, that any such Shareholder or its Representative that is required to disclose Confidential Information shall use commercially reasonable efforts to disclose only that portion of the Confidential Information as is requested by applicable Governmental Authority or as is, based on the advice of its counsel, legally required or compelled; and

(v)          by a Shareholder to any Fund that owns, directly or indirectly, the disclosing Shareholder, or to any Affiliated Fund or to any existing or potential investor in such Fund or Affiliated Fund, if and solely to the extent such disclosure is made for the purpose of reasonable reporting to such Fund or Affiliated Fund or such existing or potential investor (provided, that such Fund, Affiliated Fund or investor, as applicable, is subject to a confidentiality obligation with such Shareholder obligating such Fund, Affiliated Fund or investor to keep such Confidential Information confidential or otherwise agrees to be bound by the provisions of this Section 4.03).

(b)          In no event shall any Shareholder or its Affiliates or its or their respective Representatives use any Confidential Information for any purpose other than for a purpose reasonably related to (i) monitoring, protecting, evaluating or reviewing such Shareholder’s existing or prospective direct or indirect investment in the Company and its Subsidiaries, including in connection with the disposition thereof or (ii) the exercise of a Shareholder’s rights or performance of its obligations under this Agreement or any Company Organizational Document.

(c)          The obligations of a Shareholder under this Section 4.03 shall terminate on the third anniversary of the date on which such Shareholder ceases to beneficially own any Equity Interests of the Company.

(d)          No New Investor Designated Director or New Investor Board Observer shall be appointed to any similar position at any Competitor.

Section 4.04.          Corporate Opportunities.  The parties hereto expressly acknowledge and agree that, except to the extent otherwise restricted pursuant to a written agreement with the Company or its Subsidiaries (including, without limitation, as provided in any employment agreement, restrictive covenant agreement or similar agreement), (a) a Shareholder and any of its Representatives may engage in and possess interests in business ventures of any and every type and description, independently or with others, including ones in competition with the Company or its Subsidiaries, with no obligation to offer to the Company or any of its Subsidiaries or any Shareholder or any Representative thereof the right to participate therein except as set forth in the proviso below and (b) in the event that a Shareholder or any of its Representatives acquires knowledge of any such business venture, potential transaction or matter that may be a corporate opportunity for the Company or its Subsidiaries, such Shareholder or Representative shall have no duty (contractual or otherwise) to communicate or present such corporate opportunity to the Company or its Subsidiaries and shall not be liable to the Company or its Subsidiaries for breach of any duty (contractual or otherwise) by reason of the fact that such Shareholder or Representative, directly or indirectly, pursues or acquires such opportunity for itself, directs such opportunity to another Person or does not present such opportunity to the Company or its Subsidiaries; provided, that if any such corporate opportunity is presented to a Director (including any Director who serves as an officer of the Company) in his or her capacity as a Director or officer of the Company, then such Director shall communicate such corporate opportunity to the Company; provided, further, that such Shareholder or any of its Representatives may nevertheless pursue or acquire such opportunity for itself.

Section 4.05.          Dividend Policy.  As soon as reasonably practicable after the end of each fiscal quarter and at such other times as the Company Board shall specify, the Company Board shall determine and cause the distribution of all Available Cash for such period to the Shareholders on a pro rata basis.

Section 4.06.        Registration Rights.  At or prior to the consummation of an Initial Public Offering, the Company and the Shareholders shall enter into a registration rights agreement in customary form providing for registration rights of Registrable Securities, which registration rights agreement shall include provisions incorporating, among other terms, (a) customary demand registration rights in favor of the Existing Shareholders or the New Investor to the extent such Shareholder holds Registrable Securities, (b) the obligation of the Company to file a Shelf

Registration Statement as soon as reasonably practicable following “shelf” eligibility, which Shelf Registration Statement shall offer to include in such registration all Registrable Securities held by Holders of Registrable Securities pursuant to Rule 144 under the Securities Act without volume limitations, (c) customary “piggyback” registration rights in favor of all holders of Registrable Securities, (d) customary provisions in respect of priority in demand and “piggyback” registrations, (e) customary provisions in respect of lock-up periods in connection with the Initial Public Offering and any subsequent public offering, (f) customary blackout periods for demand registration rights and shelf registration rights intended to prevent interference with material transactions of the Company, (g) customary provisions obligating the Company to bear all reasonable fees and expenses relating to registration of Registrable Securities, other than (i) any fees or expenses of any counsel retained by a holder of Registrable Securities and (ii) any underwriter’s fees (including discounts and commissions) related to the distribution of Registrable Securities not sold by the Company and (h) customary indemnification provisions.

Section 4.07.         Audit Rights.  Each Shareholder shall have the right, at its sole cost and expense, upon reasonable notice, to conduct an audit of the Company’s books and records, at reasonable hours and in a manner so as not to unduly disrupt the operations of the Company and its Subsidiaries, for any purpose reasonably related to such Shareholder’s interests in the Company. Each Shareholder shall have the right to conduct such audit no more than once in any fiscal year; provided, that if such Shareholder has a reasonable basis for believing there is an inaccuracy in the Company’s books and records, such Shareholder shall have the right to conduct more than one such audit in a fiscal year.

Section 4.08.          Tax Matters.

(a)          Tax Reporting Regimes. Each Shareholder shall, upon reasonable request, provide to the Company any documentation or information related to such Shareholder’s direct or indirect owners as is reasonably required in order for the any member of the Company Group to satisfy any tax reporting or compliance requirements, including Sections 1471 through 1474 of the IRC and any U.S. Treasury Regulations, forms, instructions or other guidance issued pursuant thereto, any agreements entered into pursuant to Section 1471(b)(1) of the IRC, any intergovernmental agreement entered into in connection with such Sections of the IRC, any Law implementing any such intergovernmental agreement (“FATCA”) and any legislation or any Law which implements, or implements rules similar to, the Organisation for Economic Co-operation and Development’s Common Reporting Standard (“CRS”).  The Company shall ensure that the Company Group complies with the requirements of FATCA, CRS and any other applicable tax reporting regime.

(b)          Tax Advances. To the extent the Company is required by Law to withhold or to make tax payments (including any interest and penalties thereon) on behalf of or with respect to any Shareholder (“Tax Advances”), the Company may withhold such amounts and make such tax payments.  All Tax Advances shall, at the option of the Company, be repaid by reducing the amount of the current or next succeeding dividend which would otherwise have been made to such Shareholder or, if such dividend is not sufficient for that purpose, by so reducing the proceeds of liquidation otherwise payable to such Shareholder; provided, that for all purposes of this Agreement, such Shareholder shall nevertheless be treated as having received all distributions unreduced by the amount of such Tax Advance; provided, that if such amounts remain outstanding for more than 12 months, then such amounts shall accrue interest annually at the applicable federal rate (“AFR”) corresponding with respect to the amount of time such amount remains outstanding in reference to the AFR published by the U.S. Internal Revenue Service as of the date of this Agreement. Each Shareholder hereby agrees to indemnify and hold harmless the Company against any liability with respect to Tax Advances required on behalf of or with respect to such Shareholder.  The obligations of a Shareholder set forth in this Section 4.08(b) shall survive the Transfer or redemption of a Shareholder’s Shares.

(c)          Cooperation. Each Shareholder shall reasonably cooperate with the other Shareholders and the Company to determine if any member of the Company Group is, from time to time, entitled to the benefits of (i) any income tax treaty in effect at such time between the country of which such member of the Company Group is tax resident and the United States or any other country and (ii) Section 883 of the IRC, and provide any reasonably necessary documentation available to such Shareholder without undue burden to substantiate such status (including by providing documentation related to indirect owners of any Shareholder); provided that no Shareholder shall be obligated to provide any information pursuant to this Section 4.08(c) that such Shareholder reasonably considers to be confidential, unless the Company and the other Shareholders agree to take such measures reasonably acceptable to such Shareholder to ensure the continued confidentiality of such information.

Section 4.09.          Emergency Funding.  The Company and each Shareholder shall promptly (and in any event within 24 hours) notify the Shareholders upon first becoming aware of an Emergency.  In the event of an Emergency, each Shareholder shall have the option (but not the obligation), without the consent of the Company or any other Shareholder, to make (and, upon the exercise by a Shareholder of such right by written notice to the Company and the Company Board and the agreement of terms set forth below, the Company and the Company Board shall accept) an unsecured loan to the Company for an amount equal to the full amount necessary to remedy such Emergency, which loan (i) shall accrue interest at an interest rate equal to 14%, (ii) shall have a term of not less than two (2) years and no scheduled amortization, (iii) be unsecured and non-assignable (other than to Permitted Transferees or to a transferee in connection with a Transfer of such Shareholder’s Shares), (iv) the Company shall be entitled to repay in full at any time without penalty and (v) shall otherwise be in substantially the form attached hereto as Exhibit C.  The Company shall use the proceeds from any such loan solely to remedy such Emergency.  In the event a Shareholder elects to make a loan to the Company pursuant to the terms hereof, the Shareholder making such loan shall promptly notify the other Shareholders of any such loan, including the amounts and terms thereof and offer such other Shareholders the right to purchase, at par value plus accrued and unpaid interest, such other Shareholders’ pro rata portion of such loan.

ARTICLE V

MISCELLANEOUS

Section 5.01.          Termination.  This Agreement shall terminate and be of no further force and effect upon the earliest of:  (a) the written consent of Shareholders holding (together with their Permitted Transferees) at least 90% of the issued and outstanding Shares, (b) any Initial Public Offering, following which the Company’s common equity is listed on a Qualified Exchange and has a public float of not less than 20% of the Company’s common equity and (c) the 30th anniversary of the Merger, except that in the case of a termination pursuant to clause (a), the consent rights of the New Investor and BHL with respect to the actions set forth in clauses (a), (b), (c), (j)(i)(B), (k) and (v) of Annex A shall continue to apply.  At the time any Shareholder ceases to beneficially own a number of shares equal to at least 5% of the issued and outstanding Shares, such Shareholder shall automatically cease to be a party to this Agreement and cease to be bound by the terms hereof, other than such provisions which also survive the termination of this Agreement (provided that for this purpose BHL and BSIH shall be treated as a single shareholder).  Termination of this Agreement shall not relieve any party hereto of liability for the breach of any obligations under this Agreement prior to such termination.  Notwithstanding any such termination of this Agreement, the provisions of Article I, Section 2.10, Section 4.03 and this Article V shall survive any termination of this Agreement.

Section 5.02.          Amendments and Waivers.  Except as otherwise provided herein, this Agreement may not be modified, amended, supplemented, canceled or discharged, except by written instrument executed by the Company and Shareholders holding (together with their Permitted Transferees) at least 90% of the issued and outstanding Shares; provided, that any Shareholder may waive (in writing) the benefit of any provision of this Agreement with respect to itself for any purpose; provided, further, that any amendment, modification or waiver that, in any manner, would be disproportionately adverse to the powers, preferences or rights of one or more Shareholders (solely in their capacities as such) relative to the other Shareholders (solely in their capacities as such) must be approved by such disproportionately affected Shareholders.  No failure to exercise, and no delay in exercising, any right, power or privilege under this Agreement shall operate as a waiver, nor shall any single or partial exercise of any right, power or privilege hereunder preclude the exercise of any other right, power or privilege.  No waiver of any breach of any provision shall be deemed to be a waiver of any preceding or succeeding breach of the same or any other provision, nor shall any waiver be implied from any course of dealing among the parties hereto.  No extension of time for performance of any obligations or other acts hereunder or under any other agreement shall be deemed to be an extension of the time for performance of any other obligations or any other acts.

Section 5.03.          Successors, Assigns and Transferees.  Subject to the restrictions on Transfers set forth in Article III of this Agreement, this Agreement shall be binding upon and inure to the benefit of and be enforceable by the parties hereto and their respective successors and permitted assigns.  Subject to the limitations set forth herein, the rights and obligations of any Shareholder under this Agreement may be assigned to a transferee to which a Shareholder Transfers its Shares in compliance with this Agreement.  Any assignment of rights or obligations in violation of this Section 5.03 shall be null and void.  Nothing expressed or mentioned in this Agreement is intended or shall be construed to give any Person any right, remedy or claim under, in or in respect of this Agreement or any provision herein contained other than the parties hereto and their respective permitted successors and assigns.

Section 5.04.          Notices.  All notices, requests and other communications to any party hereunder shall be in writing and shall be deemed given if delivered personally, emailed (to the extent that no “bounce back” or similar message indicating non-delivery is received with respect thereto) or sent by overnight courier (providing proof of delivery) to the parties hereto at the following addresses:

if to the Company, to:

Name:	GasLog Ltd. c/o GasLog LNG Services Ltd.

Address: Attention: E-mail:	69 Akti Miaouli 18537 Piraeus Greece Alexandros Laios, General Counsel alaios@gaslogltd.com with a copy to (which shall not be considered notice):

Name:	Cravath, Swaine & Moore LLP

Address: Attention: E-mail: Attention: E-mail: Attention: E-mail:	Worldwide Plaza 825 Eighth Avenue New York, NY 10019 U.S.A. Erik R. Tavzel etavzel@cravath.com D. Scott Bennett sbennett@cravath.com Andrew C. Elken aelken@cravath.com if to Olympic LNG Investments Ltd, to:

Name:	c/o ASOFIN AE

Address: Attention: E-mail:	Zefyrou 8 Pal. Faliro 17564 Athens Greece Michael Gialouris mgg@asofin.eu if to Blenheim, to:

Name:	Blenheim Holdings Ltd Blenheim Special Investments Holding Ltd c/o Ceres Monaco SAM

Address: Attention: E-mail: Attention: E-mail:	Gildo Pastor Centre 7 Rue du Gabian MC98000 Monte Carlo Principality of Monaco Ilias Iliopoulos iai@cereslog.com Athanasios Thanopoulos tt@cereslog.com with a copy to (which shall not be considered notice):

Name:	Linklaters LLP

Address: Attention: E-mail:	One Silk Street London, EC2Y 8HQ United Kingdom Owen Clay owen.clay@linklaters.com if to the New Investor, to:

Name:	c/o Global Energy & Power Infrastructure Funds

Address: Attention: E-mail:	One Lafayette Place Greenwich, CT 06830 U.S.A. Matt Raben matthew.raben@blackrock.com with copies to (which shall not be considered notice):

Name:	BlackRock, Inc.

Address:	Office of the General Counsel 40 East 52nd Street, 19th Floor New York, NY 10022

U.S.A.

Attention: E-mail:	Jelena Napolitano legaltransactions@blackrock.com

and

Name:	Simpson Thacher & Bartlett LLP

Address: Attention: E-mail:	600 Travis Street, Suite 5400 Houston, TX 77002 U.S.A. Christopher R. May cmay@stblaw.com if to any party who becomes a party to this Agreement after the date hereof: to the address and email address set forth below its name on the signature page hereto or on the applicable Joinder Agreement;

or such other address or email address as such party may hereafter specify by like notice to the other parties hereto.  All such notices, requests and other communications shall be deemed received on the date of actual receipt by the recipient thereof if received prior to 5:00 p.m. local time in the place of receipt and such day is a business day in the place of receipt.  Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding business day in the place of receipt.

Section 5.05.         Entire Agreement.  Except as otherwise expressly set forth herein, this Agreement (including the Schedules and Annexes hereto and other documents and the instruments referred to in this Agreement) contains the entire agreement between the parties hereto relating to the transactions contemplated hereunder at the date hereof and supersedes and replaces any previous written or oral agreement between the parties hereto in relation to the matters dealt with herein and therein.

Section 5.06.          Governing Law.

(a)          This Agreement shall be governed by, and construed in accordance with, the substantive laws of Bermuda.  The parties hereto hereby irrevocably (i) submit to the jurisdiction and venue of the Bermuda courts in any Actions arising out of or relating to this Agreement, (ii) waive the defense of an inconvenient forum or lack of jurisdiction to the maintenance of any such Action and (iii) agree to not attempt to deny or defeat such jurisdiction by motion or otherwise request for leave from any such court.  The consents to jurisdiction set forth in this Section 5.06(a) shall not constitute general consents to service of process in Bermuda and shall have no effect for any purpose except as provided in this Section 5.06(a) and shall not be deemed to confer rights on any Person other than the parties hereto.  Each party hereto agrees that service of process upon such party in any Action arising out of or relating to this Agreement shall be effective if notice is given by overnight courier at the address set forth in Section 5.04 of this Agreement.  The parties hereto agree that a final judgment in any such Action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law; provided, however, that nothing contained in the foregoing shall restrict the rights of any party hereto to seek any post-judgment relief regarding, or any appeal from, a final trial court judgment.

(b)          EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT.  EACH PARTY HERETO CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HERETO HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY SUCH ACTION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVER, (III) IT MAKES SUCH WAIVER VOLUNTARILY AND (IV) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 5.06(b).

Section 5.07.         Specific Enforcement.  The parties hereto agree that irreparable damage for which monetary relief, even if available, would not be an adequate remedy, would occur in the event that any provision of this Agreement is not performed in accordance with its specific terms or is otherwise breached.  The parties hereto acknowledge and agree that the parties hereto shall be entitled to an injunction or injunctions, specific performance or other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in the courts described in Section 5.06(a) without proof of damages or otherwise, this being in addition to any other remedy to which they are entitled under this Agreement.  The parties hereto agree not to assert that a remedy of specific enforcement is unenforceable, invalid, contrary to Law or inequitable for any reason, and not to assert that a remedy of monetary damages would provide an adequate remedy or that the parties hereto otherwise have an adequate remedy at law.  The parties hereto acknowledge and agree that any party hereto seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in accordance with this Section 5.07 shall not be required to provide any bond or other security in connection with any such order or injunction.

Section 5.08.          Counterparts.  This Agreement may be executed in one or more counterparts (including by PDF or electronic signature), each of which shall be deemed to be an original but all of which taken together shall constitute one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties hereto and delivered to the other parties hereto.

Section 5.09.         Severability.  If any term or other provision of this Agreement is finally determined by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced by any applicable Law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner adverse to any party hereto or such party waives its rights under this Section 5.09 with respect thereto.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties hereto as closely as possible to the fullest extent permitted by applicable Law in an acceptable manner to the end that the transactions contemplated by this Agreement are fulfilled to the extent possible.

Section 5.10.          Existing Shareholders.

(a)          The parties hereto agree that the rights of the Existing Shareholders pursuant to Article II (Corporate Governance) and Annex A shall be exercised collectively, by Peter G. Livanos, on behalf of all Existing Shareholders, in accordance with Section 5.10(c). The parties hereto agree that the rights of the Existing Shareholders in relation to Article III (Transferability of Shares) shall be exercised independently and as more particularly described therein.

(b)          Other than the Existing Shareholders’ Agreement, as at the date of this Agreement no Existing Shareholder nor any of its Affiliates has any arrangement, agreement or understanding with any Person that relates to the acquisition, voting, holding or disposing of the Shares or any other Equity Interests of the Company or any Subsidiaries of the Company. Following the date of this Agreement the Existing Shareholders shall, reasonably promptly after the entry into any new or modified arrangement, agreement or understanding, notify the New Investor of such arrangement, agreement or understanding and inform New Investor of the material terms thereof.

(c)          Olympic LNG Investments Ltd.  hereby appoints Mr. Peter G. Livanos to exercise its rights under Article II and Annex A of this Agreement. BSIH hereby appoints BHL to exercise, irrevocably and exclusively, all of its rights under this Agreement. Each Existing Shareholder shall take such further action or execute such other instruments as may be necessary to effectuate the intent of these proxies.  These proxies and powers of attorney granted by each Existing Shareholder shall be irrevocable during the term of this Agreement, shall be deemed to be coupled with an interest sufficient in law to support an irrevocable proxy and shall revoke any and all prior proxies granted by any Existing Shareholder with respect to such Existing Shareholder’s Shares (or other Equity Interests in the Company).  The power of attorney granted by each Existing Shareholder herein is a durable power of attorney and shall survive the dissolution, bankruptcy, death or incapacity of such Existing Shareholder.  The proxy and power of attorney granted hereunder by any Existing Shareholder shall terminate upon the earlier of (i) the termination of this Agreement and (ii) the written agreement of BHL and such Existing Shareholder; provided that no such proxy or power of attorney shall terminate prior to the later of (i) the earlier of (A) March 22, 2022 and (B) the redemption or other purchase by the Company of all of the issued and outstanding 8.875% Senior Notes due March 22, 2022 of the Company and (ii) the date on which the termination of such proxy or power of attorney would not give rise to a change of control or similar provision under any of the Indebtedness of the Company or any of its Subsidiaries or any vessel charter of the Company or any of its Subsidiaries.

[Signature Pages Follow]

IN WITNESS WHEREOF, each of the undersigned duly executed this Agreement (or caused this Agreement to be executed on its behalf by its officer or representative thereto duly authorized) as of the day and year first written above.

GASLOG LTD.

By:
Name:
Title:

[Signature Page to Shareholders’ Agreement]

IN WITNESS WHEREOF, each of the undersigned duly executed this Agreement (or caused this Agreement to be executed on its behalf by its officer or representative thereto duly authorized) as of the day and year first written above.

GEPIF III CROWN BIDCO L.P.

By:	GEPIF III (GenPar), LLC, its general partner

By:
Name:
Title:

[Signature Page to Shareholders’ Agreement]

IN WITNESS WHEREOF, each of the undersigned duly executed this Agreement (or caused this Agreement to be executed on its behalf by its officer or representative thereto duly authorized) as of the day and year first written above.

BLENHEIM HOLDINGS LTD.

By:
Name:
Title:

OLYMPIC LNG INVESTMENTS LTD.

By:
Name:
Title:

BLENHEIM SPECIAL INVESTMENTS HOLDING LTD.

By:
Name:
Title:

[Signature Page to Shareholders’ Agreement]

ANNEX A

APPROVAL RIGHTS OF THE NEW INVESTOR AND BHL

Subject to Sections 2.08(a) and 2.08(b) of this Agreement, neither the Company nor any of its Subsidiaries shall take, directly or indirectly, any of the following actions without the prior written approval thereof by each of  (i) New Investor and (ii) BHL (which in each case may be given or withheld in each of their sole discretion), in addition to the approval thereof by the Company Board (or a committee thereof) in accordance with Section 2.04 of this Agreement (or, as applicable, the approval of the requisite governing body of any applicable Subsidiary of the Company); provided that no such approval shall be required for the taking of any action by the Company or any of its Subsidiaries contemplated by the budget of the Company for the 2021 fiscal year attached hereto as Exhibit A. In respect of each budget, the New Investor and BHL shall consider and agree if and to what extent the following matters shall be treated as having been approved for the purposes of this Annex A by virtue of the budget being approved and which therefore require no further or separate approval pursuant to this Annex A:

(a)          (i) amending or otherwise modifying or changing, or waiving any provision of, the Company Organizational Documents or the  organizational documents of the Company’s Subsidiaries or (ii) amending or otherwise modifying or changing the rights, preferences or privileges of any Equity Interests of the Company if, in the case of this clause (ii) such amendment, modification or change to the rights, preferences or privileges of such Equity Interests adversely affects the New Investor, in its capacity as a shareholder of the Company, or in the New Investor’s rights in such Equity Interests;

(b)          adopting any voluntary winding up, liquidation, dissolution or termination of its business, voluntarily filing of (or agreeing to the filing of) any bankruptcy proceeding, voluntarily making an assignment for the benefit of creditors or taking any other comparable action, other than the winding up, liquidation or dissolution of a wholly owned Subsidiary of the Company or wholly owned Subsidiary of the Partnership that is dormant or inactive;

(c)          a sale of the Company or any of its Subsidiaries, whether by plan or agreement for merger, amalgamation, consolidation, combination, sale of all or substantially all of its assets, recapitalization or similar restructuring or reorganization or otherwise, other (i) than any reorganization transaction, whether in the form of a merger, amalgamation, consolidation or otherwise, solely (A) among the Company and its wholly owned Subsidiaries or among the Company’s wholly owned Subsidiaries or (B) among the Partnership and its wholly owned Subsidiaries or among the Partnership’s wholly owned Subsidiaries or (ii) than the sale of Equity Interests of a Subsidiary of the Company whose only asset is a vessel in connection with a sale of such vessel approved in accordance with clause (o) hereof;

(d)          any initial public offering of the Equity Interests of the Company or any of its Subsidiaries;

(e)          (i) authorizing, selling or issuing any Equity Interests of the Company to any Person, or increasing or decreasing the amount of authorized or issued number of such Equity Interests, (ii) entering into or effecting any transaction or series of related transactions involving the redemption or purchase of Equity Interests of the Company or its non-wholly owned Subsidiaries from any Person, or (iii) otherwise requiring or permitting any capital contribution to the Company or its Subsidiaries, other than, in the case of clause (ii) (A) the redemption or purchase of Equity Securities of a wholly owned subsidiary of the Company by the Company or another wholly owned Subsidiary of the Company or (B) the redemption or purchase of Equity Securities of a wholly owned Subsidiary of the Partnership by the Partnership or another wholly owned Subsidiary of the Partnership;

(f)          authorizing, issuing, selling or otherwise disposing of any Equity Interests of (i) (A) any wholly owned Subsidiary of the Company to any Person that results in such wholly owned Subsidiary of the Company ceasing to be (directly or indirectly) a wholly owned Subsidiary of the Company, (B) any wholly owned Subsidiary of the Partnership to any Person that results in such wholly owned Subsidiary of the Partnership ceasing to be (directly or indirectly) a wholly owned Subsidiary of the Partnership or (C) any non-wholly owned Subsidiary of the Company, in each other than the sale of Equity Interests of a Subsidiary of the Company whose only asset is a vessel in connection with a sale of such vessel approved in accordance with clause (o) hereof;

(g)          creating any non-wholly owned Subsidiary or forming a joint venture or similar arrangement;

(h)          purchasing, acquiring or making any investment in, directly or indirectly, any other Person (whether by purchase of Equity Interests, contributions to capital, merger or consolidation, or otherwise) or any assets of any other Person (other than any vessels, which are the subject of clauses (m) and (p)), other than (i) purchases, acquisitions or investments during any twelve-month period with an aggregate Enterprise Value for all such purchases, acquisitions or investments of less than $65,000,000 (provided, that each such purchase, acquisition or investment is on demonstrable arms’-length terms), (ii) investments by the Company or any wholly owned Subsidiary of the Company in any other wholly owned Subsidiary of the Company, (iii) investments by the Partnership or any wholly owned Subsidiary of the Partnership in any other wholly owned Subsidiary of the Partnership or (iv) acquisitions approved pursuant to clause (p) hereof;

(i)        (i) materially amending the terms of any Indebtedness of the Company or any of its Subsidiaries or (ii) incurring any Indebtedness of the Company or any of its Subsidiaries,  including the renewal, extension, replacement or refinancing of any Indebtedness existing on the date of this Agreement or any Indebtedness otherwise incurred in accordance with this Agreement, if such incurrence, after taking into account the use of proceeds thereof, would result in the Company’s projected consolidated EBITDA to debt service ratio (calculated after giving effect to such incurrence) at any time during the term of such Indebtedness to be less than 1.2:1.0 (and otherwise determined in a manner consistent with the Company’s existing credit agreements) other than (A) intercompany indebtedness (I) among the Company and its wholly owned Subsidiaries or among the Company’s wholly owned Subsidiaries or (II) among the Partnership and its wholly owned Subsidiaries or among the Partnership’s wholly owned Subsidiaries, (B) Indebtedness incurred in connection with the renewal, extension, replacement or refinancing of any indebtedness existing on the date hereof or of any indebtedness otherwise incurred in accordance with this Agreement which does not exceed the amount of, and is on terms that are at least as favorable to the Company and its Subsidiaries in all material respects as the terms of, the Indebtedness being renewed, extended, replaced or refinanced or (C) Indebtedness incurred in accordance with Section 4.09 of the Agreement;

(j)          (i) declaring or paying any dividends or other distributions on account of any Equity Interests of the Company that are (A) not paid in cash or (B) not paid on a pro rata basis, (ii) changing the dividend or distribution policy of the Company or any of its Subsidiaries, (iii) failing to distribute all Available Cash in accordance with this Agreement or (iv) entering into any agreement or arrangement that prohibits or otherwise restricts any dividends or distributions on account of any Equity Interests of the Company or its Subsidiaries, other than agreements for Indebtedness approved in accordance with clause (i) hereof or with respect to the Company’s 8.75% Series A Cumulative Redeemable Perpetual Preference Shares, par value $0.01 per share or the existing preference units of the Partnership;

(k)          entering into, making any material amendments or modifications to, terminating or waiving any rights under, any agreement with, or otherwise engaging in any Affiliate Transaction with, any Shareholder or any of its Affiliates (excluding the Company and its Subsidiaries), in each case other than compensation arrangements with directors, officers or employees in the ordinary course of business consistent with past practice and the Company’s then existing budget;

(l)          entering into, making any material amendments or modifications to, terminating or waiving any rights under, or renewing any agreement or understanding with a third party for the charter-out by the Company or any of its Subsidiaries  of (a) any Newbuilding or (b) any other vessel (excluding a Newbuilding) with a term of greater than 2 years (including any extension options granted to the charterer thereunder and the term length of any such extension);

(m)          entering into, making any material amendments or modifications to, terminating or waiving any material rights under any agreement or understanding for Newbuilding or the conversion of an existing vessel;

(n)          entering into, making any material amendments or modifications to, terminating or waiving any material rights under (i) any collective bargaining agreement (other than ordinary course agreements with the International Transport Workers’ Federation), (ii) any agreement or understanding providing for vessel management or commercial management by any Person other than the Company or any of its wholly-owned Subsidiaries or providing for vessel management or commercial management to any Person other than the Company and its Subsidiaries, (iii) the Omnibus Agreement, or (iv) any agreement that contains provisions that prohibit the Company or any of its Affiliates during any period of time from competing or engaging in any line of business or prevent the Company or any Affiliate of the Company from entering any territory, market or field or freely engaging in business anywhere in the world;

(o)         (i) selling or otherwise disposing of vessels or other assets of the Company or its Subsidiaries (other than the Partnership and its Subsidiaries) to the Partnership or its Subsidiaries, other than as required by the Omnibus Agreement, (ii) selling or otherwise disposing of any assets or Persons (other than vessels or the sale of Equity Interests of a Subsidiary of the Company whose only asset is a vessel), other than dispositions during any twelve-month period with an aggregate Enterprise Value for all dispositions of less than $65,000,000 (provided, that such disposition is on demonstrable arms’-length terms), or (iii) selling or otherwise disposing of any vessels, other than, during any twelve-month period, the disposition of vessels with an aggregate Enterprise Value for all dispositions of less than $65,000,000 (provided, that such disposition is on demonstrable arms’ length terms);

(p)          acquiring any second-hand vessels, other than, during any twelve-month period, the acquisition of second-hand vessels with an aggregate for all such vessels of less than $65,000,000 (provided, that such acquisition is on demonstrable arms’-length terms);

(q)          adopting or materially amending or modifying any management incentive plan for the benefit of any members of the senior leadership team of the Company or any equity incentive plan for the benefit of any employees of the Company or its Subsidiaries;

(r)          hiring, terminating without cause or materially modifying the terms of employment or compensation of the Chief Executive Officer, the Chief Financial Officer or the Chief Operating Officer of the Company; provided that, in the event of termination for cause, resignation, death or disability of the then-serving Chief Executive Officer, Chief Financial Officer or Chief Operating Officer of the Company, such approval shall not be required for the appointment of an interim Chief Executive Officer, an interim Chief Financial Officer or an interim Chief Operating Officer, respectively, for a period not to exceed twelve months and with total annual compensation not in excess of the total annual compensation of such predecessor Chief Executive Officer, Chief Financial Officer or Chief Operating Officer, respectively;

(s)          making any changes in financial accounting methods, principles or practices materially affecting the consolidated assets, liabilities or results of operations of the Company and its Subsidiaries, except as may be required by (A) IFRS (or any interpretation thereof), including pursuant to standards, guidelines and interpretations of the International Accounting Standards Board or any similar organization or (B) any applicable Laws, including Regulation S-X under the Securities Act;

(t)          changing the Company’s auditors, other than to another “Big 4” accounting firm;

(u)          (i) making any changes to material tax practices, policies or procedures of the Company or (ii) changing the legal form or tax classification of the Company or any of its Subsidiaries, other than in the case of clause (i) in the ordinary course of business (including to facilitate tax planning in the ordinary course of business);

(v)          changing the business purpose of the Company and its Subsidiaries from the Business or entering into a new line of business other than the Business;

(w)         settling or compromising any pending or threatened Action, other than the settlement or compromise (i) of any Action in which the Company or any of its Subsidiaries is named as a nominal defendant, (ii) in the ordinary course of business so long as such settlement or compromise is covered by insurance, or (iii) where the amount to be paid by the Company or any of its Subsidiaries does not exceed $15,000,000, in the case of each of clauses (i) through (iii), so long as such settlement or compromise does not (A) impose any material restrictions on any of the future activities of the Company or any of its Affiliates, or (B) involve a criminal matter, a matter of moral turpitude or any other matter that could reasonably be expected to have a material and adverse impact on the reputation of, or the willingness of other Persons to engage in transactions with, the Company, the New Investor, the Existing Shareholders or any of their respective Affiliates;

(x)        (i) settling, compromising or otherwise entering into any agreement, including a non-prosecution agreement, to resolve any pending or threatened Action relating to Anti-Bribery Laws, Economic Sanctions or Money Laundering Laws, (ii) engaging in any conduct or action that would or would reasonably be likely to result in the Company or any of its Subsidiaries violating any Anti-Bribery Laws, Economic Sanctions or Money Laundering Laws or (iii) engaging in any transactions or dealings involving any Sanctioned Person, or with or in any country or territory that is the target of any Economic Sanctions (each such country, a “Sanctioned Country” including without limitation Cuba, Iran, Syria, North Korea and the Crimea region of the Ukraine) or the acceptance of any payments or revenues from or in involving any Sanctioned Country or Sanctioned Person;

(y)         (i) approving the annual operating and capital budgets (including any amendments thereto that would result in expenditures in excess of 105% of the total expenditures contemplated by the budget or in excess of 110% for any line item in the budget; provided that if the New Investor and BHL are unable to agree on an operating budget that is acceptable to each for any fiscal year, then unless and until such an acceptable operating budget is approved for such fiscal year, the operating budget from the prior fiscal year (including assumptions regarding interest rates) shall be deemed to be the approved operating budget except that (w) any one-time or non-recurring items will be deleted, (x) any recurring expenses from the previous year’s budget shall be increased by the change in CPI as reported by the U.S. Bureau of Labor Statistics from the date of the last budget, (y) any item that would have otherwise required the consent of the New Investor and BHL in accordance with this Annex A shall be excluded and (z) any assumptions regarding foreign exchange rates and interest rates shall be based on the applicable closing foreign exchange rates and interest rates on the day the budget from the previous year was agreed, (ii) incurring any expenditure that is inconsistent with the operating or capital budget then in effect, other than (i) additional aggregate expenditures less than (A) 5% of the total expenditures contemplated by such budget or (B) 10% for any line item in such budget;

(z)         making, or causing a Person to make, a “Surrender Election” (as such term is defined in the Seventh Amended and Restated Agreement of Limited Partnership of the Partnership, dated as of August 5, 2020, as it may be further amended, restated, modified or supplemented);

(aa)        requiring the return of the Exchange Fund (as such term is defined in the Merger Agreement) to the Company or making any determination to (i) issue any Additional Amount (as such term is defined in the Merger Agreement) out of the Exchange Fund or (ii) pay, or cause the payment of, the excess of the Appraised Fair Value (as such term is defined in the Merger Agreement) over the Merger Consideration (as such term is defined in the Merger Agreement) to be paid out of the Exchange Fund; or committing or agreeing, in writing or otherwise, to take any of the foregoing actions.